EXECUTION COPY

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AGREEMENT AND PLAN OF MERGER

Dated as of September 19, 2005

among

PATIENT INFOSYSTEMS, INC.,

PATY ACQUISITION CORP.

AND

CCS CONSOLIDATED, INC.

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11.1	Opinion of Counsel for CCS.	53

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of this 19th day of September, 2005 (hereinafter referred to as this “Agreement”), by and among PATIENT INFOSYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as “PATY”), PATY ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of PATY (hereinafter referred to as “Merger Sub”), and CCS CONSOLIDATED, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as “CCS” and, together with Merger Sub, as the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of PATY, Merger Sub, and CCS have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the Merger (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective boards of directors of PATY, Merger Sub and CCS have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1	The Merger.

At the Effective Time (as hereinafter defined), in accordance with this Agreement and the Delaware General Corporation Law (hereinafter referred to as the “GCL”), Merger Sub shall be merged into and with CCS, the separate corporate existence of Merger Sub shall cease and CCS shall continue as the surviving corporation (hereinafter referred to as the “Merger”), governed by the laws of the State of Delaware, under the corporate name it possesses immediately prior to the Effective Time. CCS is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2	Effect of Merger.

(a)        At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, as well as of a public as of a private nature, of the Constituent Corporations. All of the rights, privileges, immunities and franchises, and all property, real and personal, and all debts due on whatever account to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all of the property, rights, privileges, immunities, powers, franchises and all and every other interest of each of the Constituent

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Corporations thereafter shall be vested as effectively and fully in the Surviving Corporation as they were in each of the Constituent Corporations.

(b)        The Surviving Corporation shall be responsible and liable for all of the liabilities, obligations and penalties of each of the Constituent Corporations; provided, however, that the liabilities, obligations and penalties of the Constituent Corporations shall not be affected by the Merger, and that the rights of the creditors of the Constituent Corporations, or any liens upon the property of the Constituent Corporations shall not be impaired by the Merger, and any claim existing or action or proceeding, civil or criminal, pending by or against the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in the place of the Constituent Corporations.

1.3	Certificate of Incorporation and By-Laws.

The certificate of incorporation and by-laws of CCS, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation and thereafter shall continue to be its certificate of incorporation and by-laws until changed as provided therein and under the laws of the State of Delaware. The first annual meeting of the stockholders of the Surviving Corporation held after the Effective Time shall be the next annual meeting of stockholders provided for in the by-laws of CCS.

1.4	Effective Time of Merger.

The Merger shall become effective at the time of filing of a certificate of merger with respect to the Merger (hereinafter referred to as the “Certificate of Merger”) in the office of the Secretary of State of the State of Delaware, as required by the GCL. Such time is herein referred to as the “Effective Time”.

1.5	Surviving Corporation Directors and Officers.

At the Effective Time and until their successors have been duly elected and have qualified, the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of CCS immediately prior to the Effective Time. Until their successors have been duly elected and have qualified, the officers of CCS shall become the officers of the Surviving Corporation.

1.6	Taking of Necessary Action; Further Action.

CCS, PATY and Merger Sub, respectively, shall take all such lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry the purposes of this Agreement and to vest the Surviving Corporation with full title to all assets, rights, privileges, powers, immunities, purposes and franchises of either of the Constituent Corporations, the officers and directors of such corporation shall take all such lawful and necessary action.

ARTICLE II

MERGER CONSIDERATION AND CONVERSION OF SHARES

The manner and basis of converting in the Merger the outstanding shares of CCS Common Stock (as defined below), CCS Preferred Stock (as defined below) and Merger Sub Common Stock into shares of the capital stock of the Surviving Corporation are as follows:

2.1	Merger Sub Common Stock.

Each share of the ten shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and shall represent the right to receive one share of the common stock, $.01 par value (hereinafter referred to as the “Surviving Common Stock”), of the Surviving Corporation.

2.2	Merger Consideration.

(a)        The holders of the shares of common stock of CCS, $.01 par value (hereinafter referred to as the “CCS Common Stock”), Series AA Preferred Stock of CCS, $.01 par value (hereinafter referred to as the “CCS Series AA Preferred Stock”), Series C Preferred Stock of CCS, $.01 par value (hereinafter referred to as the “CCS Series C Preferred Stock” and together with the CCS Series AA Preferred Stock, the “CCS Preferred Stock” the CCS Common Stock and CCS Preferred Stock may be hereinafter referred to collectively as the “CCS Capital Stock”), outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and shall represent the right to receive (1) the aggregate number of shares of the common stock, $.01 par value (hereinafter referred to as the “PATY Common Stock”), of PATY equal to (x) the product of (i) the sum of (A) the number of shares of PATY Common Stock outstanding on the Closing Date (as hereinafter defined), (B) the number of shares of PATY Common Stock issuable upon the exercise of PATY Options outstanding on the Closing Date, and (C) the number of shares of PATY Common Stock issuable upon the exercise of PATY Warrants outstanding on the Closing Date and (ii) 1.857142 minus (y) the aggregate number of shares to be held in escrow by (i) the CCS Debt Escrow Agent (as hereinafter defined) in accordance with Section 2.2(c), (ii) the Sonenshine Partners Fee Escrow Agent (as hereinafter defined) in accordance with Section 2.2(d), (iii) the Psilos Success Fee Escrow Agent (as hereinafter defined) in accordance with Section 2.2(e) and (iv) the aggregate number of Dissenter Shares (as defined in the Stockholders Agreement) plus (2) the sum of (w) the True-Up Shares (as defined in the Stockholders Agreement) (as hereinafter defined)), if any, (x) the Residual Shares (as defined in the CCS Debt Escrow Agreement (as hereinafter defined)), if any, (y) the Residual Shares (as defined in the Stockholders Agreement), if any, and (z) shares of PATY Common Stock disbursed to the former holders of CCS Capital Stock pursuant to Section 2.2(f) hereof by the Psilos Success Fee Escrow Agent under the terms of the Psilos Success Fee Escrow Agreement ((1) and (2) above are hereinafter collectively referred to as, the “Aggregate Merger Consideration”).

(b)        At the Closing, the Company shall deliver the number of shares of PATY Common Stock equal to (i) the product of (A) the outstanding obligation under the Wells Fargo Credit Line on the Closing Date divided by the average closing price of PATY Common Stock for the ten business days preceding the third business day prior to the Closing Date, and (B) the Applicable Multiplier (as defined in the Stockholders Agreement), multiplied by (ii) 120 percent to Continental Stock Transfer and Trust Company (hereinafter referred to as the “PATY Debt Escrow Agent”) to be held in escrow by the PATY Debt Escrow Agent in accordance with the terms and provisions of the PATY Debt Escrow Agreement (as hereinafter defined).

(c)        At the Closing, the Company shall deliver that number of shares equal to that number of shares of PATY Common Stock issuable under the Replacement Warrants (as hereinafter defined) to Continental Stock Transfer and Trust Company (hereinafter referred to as the “CCS Debt Escrow Agent”) to be held in escrow by the CCS Debt Escrow Agent in accordance with the terms and provisions of the CCS Debt Escrow Agreement (as hereinafter defined).

(d)        At the Closing, the Company shall deliver that number of shares equal to (i) (A) (I) the fee due and owing to Sonenshine Partners at Closing relating to the financial services provided in connection with the Merger less (II) $500,000, divided by (B) the average closing price of PATY Common Stock for the ten business days preceding the third business day prior to Closing, multiplied by (ii) 120 percent to Continental Stock Transfer and Trust Company (hereinafter referred to as the “Sonenshine Partners Fee Escrow Agent”) to be held in escrow in accordance with the terms and provisions of the Sonenshine Partners Fee Escrow Agreement (as hereinafter defined).

(e)        At the Closing, the Company shall deliver that number of shares of PATY Common Stock equal to (i) (A) $500,000 divided by (B) the average closing price of PATY Common Stock for the ten business days preceding the third business day prior to Closing (ii) multiplied by 120 percent to Continental Stock Transfer and Trust Company (hereinafter referred to as the “Psilos Success Fee Escrow Agent”) to be held in escrow by the Psilos Success Fee Escrow Agent in accordance with the terms and provisions of the Psilos Success Fee Escrow Agreement (as hereinafter defined).

(f)        The Aggregate Merger Consideration to be distributed pursuant to Section 2.2(a) shall be allocated to the holders of CCS Capital Stock in accordance with the Certificate of Incorporation of CCS in effect immediately prior to the Effective Time, as follows:

(i)         each share of CCS Series AA Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive PATY Common Stock with a value equal to $3.00 per share of CCS Series AA Preferred Stock plus dividends thereon at an annual rate of $0.05 per share of CCS Series AA Preferred Stock from the date of issuance of each such share thereof, compounded annually in arrears on each anniversary of the issuance thereof in respect of the prior twelve month period, prorated on a daily basis for partial periods (with the value of the PATY Common Stock to be issued being determined using the average closing price of the PATY Common Stock for the ten business days preceding the third business day prior to the Closing Date);

(ii)       thereafter, each share of CCS Series C Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive PATY Common Stock with a value equal to $2.00 per share of CCS Series C Preferred Stock (with the value of the PATY Common Stock to be issued being determined using the average closing price of the PATY Common Stock for the ten business days preceding the third business day prior to the Closing Date); and

(iii)      thereafter, each share of CCS Capital Stock outstanding immediately prior to the Effective Time shall be entitled to receive the remaining Aggregate Merger Consideration with equal priority and pro rata among the holders of CCS Capital Stock, in proportion to the number of shares of CCS Common Stock then held by them, as if the shares of CCS Preferred Stock had been converted to CCS Common Stock (with the value of the PATY Common Stock to be issued being determined using the average closing price of the PATY Common Stock for the ten business days preceding the third business day prior to the Closing Date).

(g)        Notwithstanding anything set forth in paragraph (a) of this Section 2.2, no fractional shares of PATY Common Stock shall be issued by virtue of the Merger. All fractional shares of PATY Common Stock to be distributed to an individual stockholder of CCS shall be aggregated before determining whether any fractional share remains. Any remaining fractional shares of PATY Common Stock to be issued shall be rounded to the nearest whole share (with .5 shares being rounded up).

(h)        Notwithstanding the foregoing, at Closing PATY shall issue to each holder of a CCS Guaranty Warrant (as hereinafter defined) a replacement warrant to purchase shares of PATY Common Stock in the form attached hereto as Exhibit A (each hereinafter referred to as, a “Replacement Warrant”), which shall be exercisable for the number of shares of PATY Common Stock equal to the number of shares of PATY Common Stock that would have been issued to such holder pursuant to Section 2.2(d) hereof had the unexercised portion of the applicable CCS Guaranty Warrants and any additional warrants (each, an “Additional Warrant”) issued to the holder of a CCS Guaranty Warrant after the date hereof but before the Effective Time in connection with such holder’s continuing guarantee of the CCS indebtedness under the Comerica Agreement (as hereinafter defined) been exercised immediately prior to the Effective Time and shall have an exercise price equal to the exercise price of the unexercised portion of the CCS Guaranty Warrant or Additional Warrant (as the case may be). The PATY Common Stock issuable upon exercise of the Replacement Warrants shall vest in accordance with a vesting schedule that is substantially similar to the remaining vesting schedule under the CCS Guaranty Warrants or Additional Warrants (as the case may be).

2.3	PATY Common Stock.

The Merger shall effect no change in any shares of PATY Common Stock issued prior to the Effective Time.

ARTICLE III

DISSENTING SHARES; EXCHANGE OF CERTIFICATES

3.1	Dissenting Shares.

Notwithstanding anything in this Agreement to the contrary, shares of CCS Capital Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger and shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Section 262 of the GCL shall not be converted into or be exchangeable for the right to receive the consideration provided in Article II of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under the GCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of CCS Capital Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration therefor specified under Article II hereof, without any interest thereon.

3.2	Exchange of Shares.

(a)        Prior to the Effective Time, Merger Sub shall designate Continental Stock Transfer and Trust, or, at its election, a bank or trust company or similar entity, reasonably satisfactory to CCS, which is authorized to exercise corporate trust or stock powers, to act as the exchange agent (hereinafter referred to as the “Exchange Agent”) in the Merger. Promptly after the Effective Time, PATY shall cause the delivery to the Exchange Agent of shares of the PATY Common Stock contemplated by Section 2.2 hereof.

(b)        As soon as practicable after the Effective Time, but in no event later than 15 days after the Effective Time, CCS shall provide to the Exchange Agent the PATY Debt Escrow Agent, the CCS Debt Escrow Agent, the Sonenshine Partners Fee Escrow Agent, and the Psilos Success Fee Escrow Agent a schedule setting forth the number of shares of PATY Common Stock to be delivered to each former holder of CCS Capital Stock in accordance with Section 2.2(a) above, including the shares to be delivered in full satisfaction of all liquidation preferences payable to the holders of CCS Preferred Stock and residual amounts to be allocated to holders of CCS Preferred Stock and CCS Common Stock. Upon receipt of the aforementioned schedule, and within 30 days after the Effective Time, the Exchange Agent shall send a notice and transmittal form to each holder of a certificate theretofore evidencing shares of CCS Capital Stock, advising such holders of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of PATY) such record holder’s certificate evidencing CCS Capital Stock for exchange for shares of PATY Common Stock. Each holder of a certificate theretofore evidencing shares of CCS Capital Stock, upon surrender of the same to the Exchange Agent in accordance with such transmittal, shall be entitled to receive, in exchange for such certificate, a certificate evidencing the number of full shares of PATY Common Stock for which the shares of CCS Capital Stock theretofore represented by the certificate so surrendered shall have been exchanged pursuant to Section 2.2 hereof, and the certificate so surrendered shall forthwith be cancelled.

(c)        If any certificate evidencing shares of PATY Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, or if any payment of cash is to be made to a person other than the person in whose name such certificate is registered, it shall be a condition of the issuance thereof or such payment, as the case may be, that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of PATY Common Stock in any name other than that of, and payment of cash to a person other than, the registered holder of the certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such transfer or other taxes have been paid or are not applicable.

(d)        In the event any certificate representing any shares of CCS Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate or option instrument the consideration payable in exchange therefor pursuant to Article II. The Exchange Agent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the Exchange Agent a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificate or option instrument alleged to have been lost, stolen or destroyed.

3.3	Dividends and Other Distributions.

No dividends or other distributions to holders of PATY Common Stock as of any date subsequent to the Effective Time shall be paid to the holders of outstanding certificates formerly representing shares of CCS Capital Stock until such certificates are so surrendered. Subject to the effect, if any, of applicable law upon surrender of certificates evidencing shares of CCS Capital Stock, there shall be paid to the record holders of PATY Common Stock issued in exchange therefor (i) the amount of dividends or other distributions with a record date for payment after the Effective Time that have theretofore been paid with respect to full shares of PATY Common Stock as of any date subsequent to the Effective Time which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender. No interest shall be payable with respect to the payment of such dividends or other distributions on surrender of outstanding certificates. Notwithstanding the foregoing, neither PATY, Merger Sub, the Exchange Agent nor any other party hereto shall be responsible or liable to any holder of shares of CCS Capital Stock for any PATY Common Stock, or dividends or distributions thereon or cash, including cash in lieu of fractional share interests, delivered to any public official pursuant to applicable escheat laws.

3.4	CCS Stock Transfer Ledger.

At the Effective Time, it shall be deemed that the stock transfer books of CCS are closed, and no transfer of CCS Capital Stock on the books of CCS shall thereafter be made or consummated. Until surrendered and exchanged in accordance with the provisions of Section 3.3 hereof, the outstanding certificates evidencing shares of CCS Capital Stock immediately prior to the Effective Time shall, from and after the Effective Time, be deemed for all corporate purposes to evidence the right to receive the number of shares of PATY Common Stock into which the shares of CCS Capital Stock theretofore evidenced by such certificate or certificates shall have been so converted, as though such surrender and exchange had taken place.

3.5	Termination of Exchange Agency.

Any portion of the shares of PATY Common Stock, which remains undistributed to the holders of CCS Capital Stock for one year after the Effective Time shall be delivered to PATY, upon demand, and any holders of CCS Capital Stock who have not therefore complied with this Article III shall thereafter look only to PATY for the shares of PATY Common Stock, to which they are entitled pursuant to Paragraph (b) of Section 2.2 hereof and any dividends or other distributions with respect to PATY Common Stock to which they are entitled pursuant to Section 3.3. Any portion of such remaining shares or cash unclaimed by holders of CCS Capital Stock as of a date which is immediately prior to such time as such shares or amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of PATY free and clear of any claims or interest of any person previously entitled thereto.

ARTICLE IV

CLOSING

4.1	Time and Place of Closing.

CCS, PATY and Merger Sub shall regularly communicate and consult with each other with respect to the fulfillment of the various conditions to the obligations under this Agreement of the parties hereto. The exchange of certificates, opinions and other documents contemplated by this Agreement (hereinafter referred to as the “Closing”) shall be held at the offices of McCarter & English LLP, Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07102, at 10:00 A.M., local time, at such time and date (hereinafter referred to as the “Closing Date”) as the parties may determine, such date to fall within ten business days after the satisfaction or waiver of the last of the conditions set forth in Articles IX, X and XI hereof to be satisfied or waived (other than conditions with respect to actions the parties shall take at the Closing), or such other time and date as may be agreed upon by the parties hereto. For purposes of this Agreement, “business day” shall mean any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

4.2	Certificate of Merger.

In the event that, at or prior to the Closing, none of the parties has exercised any right it may have to terminate this Agreement, and no condition to the obligations of the parties exists that is not waived, the parties shall, on the Closing Date, execute the certificate of merger, in the form attached hereto as Exhibit B (hereinafter referred to as the “Certificate of Merger”), and, as soon thereafter as is practicable cause it to be filed with the Secretary of State of the State of Delaware in accordance with the GCL.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CCS

CCS hereby represents and warrants to PATY as follows, except as set forth in written disclosure schedules delivered by CCS to PATY (the “CCS Disclosure Schedules”). The CCS Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article V. The disclosures in any section or subsection of the CCS Disclosure Schedules shall qualify other sections and subsections in this Article V to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the CCS Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect (as defined below), or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of CCS” or any phrase of similar import shall mean and be limited to the information actually known or which reasonably should be known by Albert Waxman, Chris Paterson or Glen Spence, by virtue of their respective positions within CCS.

5.1	Incorporation.

CCS is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and to consummate the Merger. CCS is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect (as hereinafter defined). The copies of the certificate of incorporation and by-laws of CCS which have been delivered to PATY and Merger Sub by CCS are complete and correct.

For purposes of this Agreement:

(i)         “Material Adverse Effect” with respect to a party shall mean any change, effect, event, occurrence or state of facts which is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries (as hereinafter defined), taken as a whole, other than any change, effect, event or occurrence relating to (i) the economy or securities markets of the United States or any other region in general or (ii) this Agreement or the transactions contemplated hereby or the announcement thereof; and

(ii)       each reference to a “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

5.2	Authorization.

The execution and delivery of this Agreement and the Certificate of Merger by CCS, the performance by CCS of its covenants and agreements hereunder and thereunder and the consummation by CCS of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, including, but not limited to, the approval by the holders of CCS Capital Stock as required by the GCL. The resolutions adopted by such holders are set forth on Schedule 5.2 attached hereto. Such resolutions are in full force and effect as of the date hereof and have not been amended, rescinded or otherwise modified since their adoption. When executed and delivered by CCS, this Agreement and the Certificate of Merger shall constitute the valid and legally binding obligations of CCS, respectively, enforceable against CCS in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

5.3	Conflicts.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the certificate of incorporation or by-laws of CCS or, subject to compliance with the regulatory requirements hereinafter specified in this Section 5.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon CCS or any of its Subsidiaries or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, or create any cause for termination under, the terms of any material contract or agreement set forth on Schedule 5.14 to which CCS or any Subsidiary is a party or by which CCS or any Subsidiary or any of their respective properties or assets is bound. Except for compliance with the requirements of the federal Hart-Scott-Rodino Antitrust improvements Act of 1976, as amended (hereinafter referred to as the “HSR Act”), and except as set forth on Schedule 5.3, no consents, approvals or authorizations, or filings or registrations with any governmental agency or authority or any other person or entity are required in connection with the execution and delivery of this Agreement by CCS or the consummation by CCS of the transactions contemplated hereby.

5.4	Capitalization.

The authorized CCS Capital Stock consists of (i) 750,000,000 shares of CCS Common Stock, of which 197,197,415 shares are issued and outstanding and (ii) 13,600,000 shares of CCS Preferred Stock”, of which (A) 565,007 shares have been designated as Series A Convertible Preferred Stock, none of which are issued or outstanding, (B) 705,006 shares have been designated as Series B Convertible Preferred Stock, none of which are issued or outstanding, (C) 3,200,000 shares have been designated as CCS Series C Preferred Stock, of which 3,184,010 shares are issued and outstanding, (D) 2,435,033 shares have been designated as Series D Convertible Preferred Stock, none of which are issued or outstanding, (E) 1,606,922 shares have been designated as Series E Convertible Preferred Stock, none of which are issued or outstanding and (F) 5,000,000 shares have been designated as CCS Series AA Preferred Stock, of which 3,044,619 shares are issued and outstanding. There are no other classes of capital stock of CCS authorized, issued or outstanding. Subsequent to the date of this Agreement but prior to the Effective Time, CCS intends to file a Sixth Amended and Restated Certificate of Incorporation (the “Sixth Restated Certificate”), which, among other things, will effect a 1-for-30 reverse split of the outstanding CCS Common Stock (the “Reverse Split”) and will eliminate all references to the previously authorized Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock. The Merger will be deemed to be a liquidation for purposes of the Sixth Restated Certificate. Upon the consummation of the Merger, the proceeds payable to the CCS stockholders will be distributed as set forth in Section 2.2(a) of this Agreement, which provisions are in accordance with the Sixth Restated Certificate. All of the outstanding shares of CCS Capital Stock are, and all outstanding shares of CCS Common Stock issuable upon exercise of CCS Options will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person. Except as set forth on Schedule 5.4, there are no subscriptions, warrants, options, calls, commitments by or agreements to which CCS is bound relating to the issuance, conversion, or purchase of any shares of CCS Common Stock, or any other capital stock of CCS, except for (i) the options (“CCS Options”) granted by CCS pursuant to its 1998 Stock Option Plan and its 2005 Equity Incentive Plan covering an aggregate of 68,605,436 shares of CCS Common Stock, (ii) a warrant to purchase 25,000 shares of CCS Series AA Preferred Stock issued to Sonenshine Partners (the “SP Warrant”), (iii) warrants to purchase in the aggregate up to 2,000,000 shares of CCS Series AA Preferred Stock issued to certain holders of CCS Preferred Stock who guarantees CCS’s obligations to Comerica Bank (the “CCS Guaranty Warrants”) and (iv) warrants to purchase up to 232,314 shares of CCS Common Stock. CCS is not a party to any agreement or arrangement relating to the voting or control of any of its capital stock, or obligating CCS, directly or indirectly, to sell any assets in a transaction which is not in the ordinary course or which is otherwise material to the businesses, financial condition, results of operations or prospects of CCS and the CCS Subsidiaries (as hereinafter defined), taken as a whole (hereinafter referred to as “CCS’s business or condition”). CCS has not agreed to register any securities under the Securities Act of 1933, as amended (the “Securities Act”), under any arrangements that would require any such registration as a result of this agreement or the transactions contemplated hereby or under any arrangements that would permit any party to such arrangements.

5.5

Subsidiaries.

Schedule 5.5 annexed hereto sets forth the name of each corporation, partnership, joint venture, business trust or other legal entity in which CCS, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest (herein referred to, individually, as a “CCS Subsidiary” and, collectively, as the “CCS Subsidiaries”), the jurisdiction of its incorporation or formation, and CCS’s direct or indirect ownership thereof. Each CCS Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party and to conduct such CCS Subsidiary’s business. Each CCS Subsidiary is in good standing in each other jurisdiction wherein the failure so to qualify would, individually or in the aggregate, have a Material Adverse Effect. All of the outstanding shares of the capital stock of each CCS Subsidiary are so owned and are duly authorized and validly issued, fully paid and non-assessable, issued without violation of the preemptive rights of any person, and are owned free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature. No shares of capital stock or other proprietary interest of any CCS Subsidiary is subject to any option, call, commitment or other agreement of any nature, and there are no subscriptions, warrants, options, calls, commitments by agreements to which CCS or any CCS Subsidiary is bound relating to the issuance or purchase of any shares of capital stock of any CCS Subsidiary. Neither CCS nor any CCS Subsidiary is party to any agreement or arrangement relating to the voting or control of any capital stock of any CCS Subsidiary, or obligating CCS or any CCS Subsidiary to sell any assets of any CCS Subsidiary in a transaction which is not in the ordinary course or which is otherwise material to CCS’s business or condition. The copies of the certificates of incorporation and by-laws, or other instruments of formation, of each such CCS Subsidiary, which have been delivered or made available to PATY by CCS are complete and correct.

5.6	Disputes and Litigation.

Except as set forth in Schedule 5.6 there is no action, suit, proceeding, or claim, pending or threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or threatened, against CCS or any of the CCS Subsidiaries, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against CCS or any of the CCS Subsidiaries, except for any such matter which, individually or in the aggregate, would not have a Material Adverse Effect.

5.7	Financial Statements.

(a)        Set forth in Schedule 5.7 are: (i) the consolidated balance sheets of CCS and the CCS Subsidiaries as and at March 31, 2003 and 2004, respectively, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years then ended, together with the report of Ernst & Young LLP (hereinafter referred to as the “Accountant”) with respect thereto (hereinafter referred to as the “CCS Audited Financial

Statements”), (ii) the consolidated balance sheets of CCS and the CCS Subsidiaries as and at March 31, 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended (hereinafter referred to as the “CCS 2005 Financial Statements”) and (iii) the consolidated balance sheet of CCS and the Subsidiaries as and at June 30, 2005, and the related consolidated statements of income and cash flows for the three months then ended (hereinafter referred to as the “CCS Interim Financial Statements” and, together with the CCS Audited Financial Statements and the CCS 2005 Financial Statements, the “CCS Historical Financial Statements”).

(b)        The CCS Historical Financial Statements are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods to which such financial statements relate, except as otherwise indicated therein (including the footnotes thereto) or, in the case of the CCS Audited Financial Statements, in the report of the Accountant with respect thereto. The CCS Historical Financial Statements fairly present, in conformity with such principles as so applied, the financial position and results of operations of CCS and the CCS Subsidiaries, and the changes in its cash flows, on a consolidated basis, at the dates shown and for the periods therein specified, subject (in the case of the CCS Interim Financial Statements) to normal year-end adjustments which would not, individually or in the aggregate, reasonably be expected to have, or in fact have a Material Adverse Effect. The balance sheets constituting a part of the CCS Historical Financial Statements fully and fairly present all liabilities of CCS and the CCS Subsidiaries, on a consolidated basis, of the types normally reflected in balance sheets as and at the respective dates thereof. All adjustments necessary to present fully and fairly the financial position and results of operations of CCS and the CCS Subsidiaries, and the changes in their cash flows, on a consolidated basis, for such periods have been included in the CCS Historical Financial Statements, subject (in the case of the CCS Interim Financial Statements) to normal year-end adjustments which would not, individually or in the aggregate, reasonably be expected to have, or in fact have a Material Adverse Effect.

5.8	Absence of Undisclosed Liabilities.

Except as otherwise disclosed in this Agreement or the CCS Historical Financial Statement, neither CCS, nor any of the CCS Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than liabilities which, individually or in the aggregate, would not have a Material Adverse Effect, or any unrealized or anticipated losses from any unfavorable commitments or sales of products, other than those which, individually or in the aggregate, would not have a Material Adverse Effect.

5.9	Absence of Certain Changes.

Subsequent to March 31, 2005, neither CCS nor any CCS Subsidiary has:

(a)        declared, set aside or made any payment or distribution upon any capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of capital stock;

(b)        incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issued any notes or other corporate debt securities or paid or discharged any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waived any of its respective rights;

(c)        mortgaged, pledged or subjected to any Lien (as hereinafter defined) any of its assets or properties; entered into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, entered into any lease of machinery or equipment, or sold or transferred any tangible or intangible asset or property;

(d)        effected any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as was required from time to time by governmental legislation affecting wages (provided, however, that in no event was any such increase in compensation made with respect to any employee or agent earning in excess of $100,000 per annum, except as identified in Schedule 5.9); made any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to such date (provided, however, that in no event was any such payment made with respect to any employee or agent earning in excess of $100,000 per annum, except as identified in Schedule 5.9); or entered into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or made any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to such date;

(e)        entered into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(f)        suffered any damage, destruction, or loss to any of its assets or properties (whether or not covered by insurance) except for damage, destruction or loss occurring in the ordinary course of business which, individually or in the aggregate, would not have a Material Adverse Effect; or

(g)	suffered any Material Adverse Effect;

and, since March 31, 2005, there has been no condition, development or contingency which, so far as reasonably may be foreseen, may, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, the term “Lien” shall be defined to mean any mortgage, deed of trust, security interest, pledge, lien, or other charge or encumbrance of any nature whatsoever except: (a) liens disclosed in either the CCS Historical Financial Statements or PATY Historical Financial Statements; (b) liens for taxes, assessments, or governmental charges or levies not yet due and delinquent; and (c) liens consisting of zoning or planning restrictions, easements, permits, any other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by CCS, PATY or any of their Subsidiaries.

5.10	Intellectual Property.

Set forth in Schedule 5.10 attached hereto is a list and brief description of all of CCS’s and each CCS Subsidiary’s patents, registered and common law trademarks, service marks, tradenames, copyrights, licenses and other similar rights and applications for each of the foregoing. CCS and the CCS Subsidiaries, respectively, own all right, and title and interest in and to all such proprietary rights, free and clear of all Liens. The proprietary rights listed in Schedule 5.10, are all such rights necessary to the operation and the conduct of the business of CCS and the CCS Subsidiaries as currently conducted, no adverse claims have been made, and no dispute has arisen, with respect to any of the said proprietary rights except as disclosed in Schedule 5.10; and to the best of the knowledge of CCS, the operations of CCS and each CCS Subsidiary and the use by each of the proprietary rights identified on Schedule 5.10 would not involve infringement or claimed infringement of any patent, trademark, servicemark, tradename, copyright, license or similar right, except for any such infringement which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of the knowledge of CCS neither CCS nor any CCS Subsidiary has suffered any of its trade secrets, know-how or other intellectual or intangible property rights utilized in connection with its business to enter into the public domain.

5.11	Taxes.

CCS and each CCS Subsidiary have filed or caused to be filed all foreign, federal, state, provincial, municipal and other tax returns, reports and declarations required to be filed by it so as to prevent any Lien of any nature on the assets or properties of CCS or any of the CCS Subsidiaries, and have paid or shall pay all taxes which have been or shall become due with respect to the periods covered by said returns or pursuant to any assessment received by it in connection therewith. The Internal Revenue Service has not examined the federal tax returns of CCS or any of the CCS Subsidiaries for any period subsequent to March 31, 2002; and only periods subsequent to March 31, 2002 remain open for examination and assessment of additional federal income taxes. All assessments and charges (including penalties and interest, if any) related to periods ended on or before, June 30, 2005 have been paid by CCS, including any necessary adjustments with state and local tax authorities, and no deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof. Adequate provision has been made in the CCS Historical Financial Statements for the payment of all then accrued and unpaid federal and other taxes of CCS and the CCS Subsidiaries, whether or not yet due and payable and whether or not disputed by CCS. Neither CCS nor any CCS Subsidiary has agreed to the extension of the statute of limitations with respect to any tax return.

5.12	Title.

CCS and the CCS Subsidiaries have good and marketable title to all of their respective assets and properties, in each case free and clear of all Liens. CCS and the CCS Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of CCS and the CCS Subsidiaries include all of the assets, of every kind and nature, whether tangible or intangible, and wherever located, which are utilized by CCS or the CCS Subsidiaries in the conduct of their respective businesses.

Neither CCS nor the CCS Subsidiaries have received notice of any violation of, or default under, any law, ordinance, order, regulation, or governmental or contractual requirement relating to the assets and properties of CCS or the CCS Subsidiaries which remains uncured or has not been dismissed, other than with respect to any violation which, individually or in the aggregate, would not have a Material Adverse Effect. All leases and licenses pursuant to which CCS or the CCS Subsidiaries lease or license personal and intangible property from others, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance). All the tangible personal property owned or leased by CCS or the CCS Subsidiaries is in good operating condition and repair, subject only to ordinary wear and tear, and conforms in all respects to all applicable laws, ordinances, orders, regulations or governmental or contractual requirements relating to their operation, except for any such non-conformity which, individually or in the aggregate, would not have a Material Adverse Effect.

5.13	Real Estate and Leases.

Set forth in Schedule 5.13 attached hereto is a brief description of lease agreements under which CCS or any of the CCS Subsidiaries is lessee of, or holds or operates, any real estate owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither CCS nor any CCS Subsidiary is in a default under any such lease or agreement, nor to the knowledge of CCS is any other party to any such lease or agreement in default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a default by any party to any such lease or agreement or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder, other than with respect to any default, event or claim which, individually or in the aggregate, would not have any Material Adverse Effect.

5.14	Contractual and Other Obligations.

As used in this Agreement, the term the “CCS Agreements” shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding, to which CCS or any of the CCS Subsidiaries is a party or by which CCS or any of the CCS Subsidiaries or any of their respective properties may be bound or affected, other than those which by their terms have expired prior to the date hereof. Set forth or provided for on Schedule 5.14 attached hereto is a list, of each CCS Agreement which is material to its business or condition, including but not limited to: (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by CCS or any CCS Subsidiary; (ii) any guaranty, direct or indirect, by CCS or any CCS Subsidiary of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business; (iii) any CCS Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any assets of CCS or any CCS Subsidiary, except for such agreements which, individually and in the aggregate, are not material to CCS’s business or condition; (iv) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies; (v) any collective bargaining agreement with any trade or labor union; (vi) any CCS Agreement to which any officer or director of CCS or any stockholder of CCS beneficially owning (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) more than 5% of the outstanding shares of CCS Common Stock (determined on an as-converted basis) (herein referred to collectively, as the “CCS Insiders”), is a party; (vii) any CCS Agreement containing noncompetition or other limitations restricting the conduct of the business of CCS or any CCS Subsidiary; (viii) any license agreements to which CCS or any CCS Subsidiary is a party relating to any Intellectual Property; (ix) any partnership, shareholder agreement, joint venture or similar agreement; and (x) any agreements with employees other than agreements relating to the grant of CCS Options.

No event has occurred, or, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance by CCS or any CCS Subsidiary under any CCS Agreements, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of the knowledge of CCS, no party with whom CCS or any CCS Subsidiary has any CCS Agreement is in default in the performance of any covenant or condition thereunder or has failed in performance thereunder by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect.

5.15	Compensation.

Except as disclosed in Schedule 5.15 attached hereto, neither CCS nor any CCS Subsidiary has any agreement with any employee with regard to compensation, whether individually or collectively, except agreements terminable by CCS or any CCS Subsidiary at will without penalty, or oral agreements terminable by CCS or a CCS Subsidiary on not more than 30 days notice without penalty, and set forth in Schedule 5.15 is a list of all employees of CCS and each CCS Subsidiary entitled to receive annual compensation in excess of $100,000 and their respective positions and salaries. No union or other collective bargaining unit has been certified or recognized by CCS or any CCS Subsidiary as representing any of their respective employees. Neither CCS nor PATY will incur any liability with respect to any payment due or damage suffered by any employee of CCS or any CCS Subsidiary, including, but not limited to, any claims for severance, termination benefits or similar claims, by virtue of the operation of the Merger and the transactions contemplated hereby.

5.16	Employee Benefit Plans.

(a)        Except as set forth on Schedule 5.16, neither CCS nor any CCS Subsidiary maintains, sponsors, contributes to, is required to contribute to, is a party to, or otherwise has or may in the future have any liability (contingent or otherwise) with respect to (1) any “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, (3) any plan or agreement providing for bonuses, stock options, stock appreciation rights, stock purchase plans or other forms of equity-based compensation, (4) any other plan or agreement involving direct or indirect compensation (including any deferred compensation) other than workers’ compensation, unemployment compensation and other government programs, under which CCS or any CCS Subsidiary has or is reasonably expected to have any present or future material liability (directly or indirectly), (5) any employment, severance, separation, change of control or other similar contract, arrangement or policy providing for insurance coverage, salary continuation, non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension, supplemental pension, savings, retirement savings, fringe benefits, deferred compensation, profit-sharing, bonuses, other forms of incentive compensation or post-retirement insurance, compensation or benefits, (6) any other employee benefit plan, arrangement, program, agreement, policy or practice, formal or informal, funded or unfunded, insured or self-insured, that covers any current or former employee of CCS or any CCS Subsidiary, under which CCS or any CCS Subsidiary has or is reasonably expected to have any present or future material liability (directly or indirectly) or (7) any multiemployer plan (within the meaning of Section 3(37) of ERISA) (hereinafter “Multiemployer Plan”). Each plan or agreement required to be set forth on Schedule 5.16, other than a Multiemployer Plan, pursuant to the foregoing is referred to herein as a “CCS Benefit Plan.”

(b)        Benefit. CCS has delivered or made available to PATY the following documents with respect to each CCS Benefit Plan: (1) correct and complete copies of all documents embodying such CCS Benefit Plan, including (without limitation) all amendments thereto and all related trust documents, (2) a written description of any CCS Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description, summary of material modifications and other similar descriptive materials distributed to plan participants and beneficiaries, (4) the most recent Internal Revenue Service (“IRS”) determination letter, if any, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, Plan, if any, and (6) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts and group insurance contracts. Such financial statements are true and correct in all material respects, and none of the actuarial assumptions underlying such statements have changed since the respective dates thereof.

(c)        Each CCS Benefit Plan complies and has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable law, including (without limitation) ERISA and the Code. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the CCS Benefit Plans have been timely made or accrued. Neither CCS nor any CCS Subsidiary has taken or failed to take any action with respect to any CCS Benefit Plan which might create any material liability on the part of CCS or any CCS Subsidiary.

(d)        Neither the CCS nor any CCS Subsidiary maintains, participates in or contributes to, nor have they ever maintained, participated in, or contributed to, any Multiemployer Plan, a plan described in Section 413 of the Code, or any plan subject to Title

IV of ERISA or Section 302 of ERISA. Neither the CCS nor any CCS Subsidiary has any outstanding or contingent obligations or liabilities (including, without limitation, any withdrawal liability) with respect to a Multiemployer Plan providing pension or other benefits, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA.

(e)        Neither the CCS nor any CCS Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. With respect to each Benefit Plan which is a “group health plan” as defined in Section 5000(b)(1) of the Code and Section 607(l) of ERISA, CCS and each CCS Subsidiary has complied in all material respects with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA. CCS, and CCS Subsidiary, and each CCS Benefit Plan which is a group health plan has, as of the date hereof, complied in all material respects with the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of CCS and each CCS Subsidiary. No “prohibited transaction,” within the meaning of Section 4975(c) of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any CCS Benefit Plan.

(f)        Except as set forth on Schedule 5.16 there is no contract, plan or arrangement covering any employee or former employee of CCS or any CCS Subsidiary that, individually or collectively, would give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the CCS or such CCS Subsidiary by reason of Section 280G or 162(m) of the Code.

(g)        No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the knowledge of CCS, threatened against or with respect to any CCS Benefit Plan, or the assets or any fiduciary thereof (in that person's capacity as a fiduciary of such CCS Benefit Plan) and to the knowledge of CCS, there are no facts likely to give rise to any such action, suit or claim. There are no audits, inquiries or proceedings pending or, to the knowledge of CCS, threatened by the IRS or the Department of Labor with respect to any CCS Benefit Plan, and no CCS Benefit Plan has been the subject of any application for relief under the Internal Revenue Service Employee Plans Compliance Resolution Program or the Closing Agreement Program, nor has any CCS Benefit Plan been the subject of any application for relief under the United States Department of Labor Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program.

(h)        All CCS Benefit Plans that are intended to be qualified and exempt from United States federal income taxes under Section 401(a) and Section 501(a), respectively, of the Code, have been the subject of favorable determination letters from the IRS which consider the effect of the series of laws commonly known as GUST, and no such determination letter has been revoked nor has revocation been threatened.

(i)         Each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each CCS Benefit Plan has complied in all material respects with the requirements of ERISA and all other applicable law in respect of each such CCS Benefit Plan.

(j)         All required employer and employee contributions and premiums under the CCS Benefit Plans to the date hereof have been paid, the respective fund or funds established under the CCS Benefit Plans are funded in accordance with all applicable law and such plans, and no material past service funding liabilities exist thereunder.

(k)        Other than any pension benefits payable under the Benefit Plans, neither CCS nor any CCS Subsidiary is under any obligation to provide benefits or coverage under a CCS Benefit Plan to retirees of CCS or any CCS Subsidiary or other former employees of CCS or any CCS Subsidiary (or the beneficiaries of such retirees or former employees), including, but not limited to, retiree health care coverage (except to the extent mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985).

(l)         Neither CCS nor any CCS Subsidiary maintains any voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code (a VEBA) with respect to any CCS Benefit Plan.

(m)       No commitments have been made by CCS or any CCS Subsidiary to amend any CCS Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable laws or as disclosed in Schedule 5.16. None of the CCS Benefit Plans require or permit retroactive increases or assessments in premiums or payments. All CCS Benefit Plans can be amended or terminated without any restrictions and CCS or a CCS Subsidiary has the unrestricted power to amend or terminate any of the CCS Benefit Plans.

5.17	Labor Relations.

There are no disputes pending or threatened between CCS or any CCS Subsidiary on the one hand and any of their respective employees on the other, and there are no organizational efforts currently being made or threatened involving any of such employees. CCS has complied with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing, except for any such non-compliance or such amounts which, individually or in the aggregate, would not have a Material Adverse Effect.

5.18	Interests of CCS Insiders.

Except pursuant to a CCS Agreement identified on Schedule 5.18, no CCS Insider has, nor does any officer or director of any of the CCS Subsidiaries have, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the businesses engaged in by CCS or any CCS Subsidiary, except for the legal rights of stockholders and except for rights under existing employee benefit plans described in Section 5.16 hereof. No CCS Insider owns, nor do any officers of directors of any CCS Subsidiary own, directly or indirectly, any interest in, or is a director, officer or employee of, any business which is a competitor or significant supplier of

CCS or any CCS Subsidiary.

5.19	Insurance.

As of the date of this Agreement, CCS and the CCS Subsidiaries maintain insurance policies, and bonding arrangements, covering all of their respective assets and properties, and in each case the various occurrences which may arise in connection with the operation of their respective businesses. Schedule 5.19 attached hereto sets forth all such policies and bonding arrangements. Such policies and bonding arrangements are in full force and effect, all premiums and other amounts due thereon have been paid, and CCS, and the CCS Subsidiaries have complied with the provisions of such policies and bonding arrangements. Such insurance and such bonding arrangements are of comparable amounts and coverage as that which companies engaged in similar businesses would maintain in accordance with good business practice. There are no notices of any pending or threatened terminations or premium increases with respect to any such policies or bonding arrangements, and such policies and bonding arrangements will not be modified as a result of or terminate or lapse by reason of, the transactions contemplated by this Agreement.

5.20	Licenses; Franchises; Rights.

(a)        Each of CCS and the CCS Subsidiaries has (or has made timely application for) all franchises, licenses, permits and other governmental and non-governmental approvals necessary to enable it to carry on its business as currently conducted, and to the knowledge of CCS the employees and agents of CCS and the CCS Subsidiaries also have all such franchises, licenses, permits, governmental and other approvals required of them in carrying out their duties on behalf of CCS and the CCS Subsidiaries, except for such franchises, licenses, permits and other approvals the failure to hold which, individually or in the aggregate, would not have a Material Adverse Effect. All such franchises, licenses, permits, and governmental and other approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or threatened proceeding under which any may be revoked, terminated or suspended, except insofar as would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement, and the consummation of the Merger, will not adversely affect or otherwise impair the ability of the Surviving Corporation fully to enjoy the benefits of any such franchises, licenses, permits or governmental and other approvals. Schedule 5.20 attached hereto identifies each material permit, license and other approval required by any national, state, commonwealth, or territorial government to be maintained by CCS or any CCS Subsidiary in order to conduct its current operations. Neither CCS nor any CCS Subsidiary has violated, or is alleged to have violated, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, binding upon CCS or any CCS Subsidiary which violation, individually or in aggregate, would have a Material Adverse Effect.

(b)        Without limiting the generality of the foregoing, neither CCS nor any CCS Subsidiary: (i) has filed any notice under any Environmental Law (as hereinafter defined) indicating past or present treatment, storage, or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment, or (ii) has any liability, contingent or otherwise, under any Environmental Law in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance on property, now or formerly owned or leased by CCS or any of the CCS Subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect. No hazardous materials and no hazardous substances have been generated, treated, stored or disposed of or placed in violation of any Environmental Law on any property owned or leased by CCS or any CCS Subsidiary or on or into any waste disposal site owned or operated by a third party except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

(c)        For purposes hereof, “Environmental Laws” shall mean any and all federal, state or local laws, statutes, ordinances, rules, regulations, orders, or determinations of any federal, state or local governmental authority pertaining to health or the environment, including with limitations, the federal Clean Air Act, as amended, Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, Water Pollution Control Act, as amended, Occupational Safety and Health Act of 1970, as amended, Resource Conservation and Recovery Act of 1976, as amended, Safe Drinking Water Act, as amended, Toxic Substances Control Act, as amended, Superfund Amendments and Reauthorization Act of 1986, as amended, Hazardous Materials Transportation Act, as amended, and all other environmental, conservation or protection laws.

5.21	Brokers and Finders.

Except as set forth in Schedule 5.21, neither CCS, nor any CCS Subsidiary, nor any director, officer, agent or employee thereof has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

5.22	Fairness Opinion.

CCS’s board of directors has received the written opinion of Sonenshine Partners, financial advisor to CCS, dated as of the date of this Agreement, to the effect that the aggregate consideration to be paid to the holders of CCS Common Stock as a result of the Merger is fair to the holders of CCS Capital Stock taken as a whole from a financial point of view.

5.23	Section 203 of GCL Not Applicable.

The Board of Directors of CCS has taken all actions so that the restrictions contained in Section 203 of the GCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

5.24	Disclosure.

None of the representations or warranties of CCS contained herein and none of the information contained in the CCS Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

5.25	Voting Agreement

Attached hereto as Exhibit C is a Voting Agreement (hereinafter referred to as the “Voting Agreement”) executed the holder of at least 75 percent of the shares of CCS Common Stock as of the date of this Agreement (determined on an as-converted basis) pursuant to which such holder of CCS Common Stock has agreed to vote its shares in favor of the transactions contemplated this Agreement when the Merger is presented to the holders of CCS Common Stock for a vote. The holder of CCS Common Stock party to the Voting Agreement holds a sufficient number of shares to satisfy any requirements (imposed by statute, contract, CCS’s governing documents or otherwise) to obtain the consent of the holders of CCS Capital Stock prior to consummating the transactions contemplated by this Agreement.

5.26	Recapitalization.

The recapitalization consummated by CCS on March 23, 2004, (the “Recapitalization”) was properly and duly authorized by all necessary corporate action and did not result in or cause a breach, default or violation of any provision of the certificate of incorporation or by-laws of CCS or any agreement, contract, mortgage or other instrument to which CCS is a party or which has an effect on any of its assets. At and on the date of the Recapitalization there existed objective factors that were used to properly determine the value of CCS. The board of directors of CCS received independent legal counsel from a nationally recognized firm in connection with the Recapitalization. In addition the board of CCS received independent financial advice in connection with the valuation of CCS and each of its equity securities as it related to the Recapitalization. The board of directors engaged in a thorough analysis of the advantages and disadvantages of the Recapitalization.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PATY AND MERGER SUB

Each of PATY and Merger Sub hereby represents and warrants to CCS as follows, except as set forth in the written disclosure schedule delivered by PATY to CCS (the “PATY Disclosure Schedules”). The PATY Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article VI. The disclosures in any section or subsection of the PATY Disclosure Schedules shall qualify other sections and subsections in this Article VI to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the PATY Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of PATY” or any phrase of similar import shall mean and be limited to information known or which reasonably should be known by Roger Chaufournier, Christine St. Andre or Kent Tapper by virtue of their respective positions within PATY.

6.1	Incorporation.

PATY is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and to consummate the Merger. PATY is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect. The copies of the certificates of incorporation and by-laws of PATY which have been delivered to CCS by PATY are complete and correct.

6.2	Authorization.

The execution and delivery of this Agreement and the Certificate of Merger by PATY and Merger Sub, the performance by PATY and Merger Sub of their respective covenants and agreements hereunder and thereunder and the consummation by PATY Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. When executed and delivered by PATY and Merger Sub, this Agreement and the Certificate of Merger shall constitute the valid and legally binding obligations of PATY and Merger Sub, respectively, enforceable against PATY and Merger Sub in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

6.3	Conflicts.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the certificate of incorporation or by-laws of PATY or Merger Sub or, subject to compliance with the regulatory requirements hereinafter specified in this Section 6.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon PATY or Merger Sub or any of their Subsidiaries or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, or create any cause for termination under, the terms of any material contract or agreement set forth on Schedule 6.14 to which PATY, Merger Sub or any of their respective Subsidiaries is a party or by which PATY, Merger Sub, or any of their respective Subsidiaries or any of their respective properties or assets is bound. Except for compliance with the requirements of the HSR Act and except as set forth on Schedule 6.3, no consents, approvals or authorizations, or filings or registrations with any governmental agency or authority or any other person or entity are required in connection with the execution and delivery of this Agreement by PATY or Merger Sub or the consummation by PATY or Merger Sub of the transactions contemplated hereby.

6.4	Capitalization.

(a)        The authorized capital stock of PATY consists of (i) 80,000,000 shares of PATY Common Stock, of which 10,710,118 shares are issued outstanding, (ii) 500,000 shares of the PATY Series C Preferred Stock (hereinafter referred to as “PATY Series C Preferred Stock”), of which 73,800 shares are issued and outstanding, and (iii) 1,000,000 shares of Series D Preferred Stock (hereinafter referred to as “PATY Series D Preferred Stock” and together with the Series C Preferred Stock, the “PATY Preferred Stock”), of which 869,572 shares are issued and outstanding. There is no other class of PATY authorized, issued or outstanding. All of the outstanding shares of PATY Common Stock and PATY Preferred Stock are, and all outstanding shares of PATY Common Stock issuable upon exercise of PATY Options (as hereinafter defined) will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person. Except as set forth on Schedule 6.4 there are no subscriptions, warrants, options, calls, commitments by or agreements to which PATY is bound relating to the issuance, conversion, or purchase of any shares of PATY Common Stock, or any other capital stock of PATY, except for the options (the “PATY Options”) granted by PATY pursuant to the Patient Infosystems, Inc. Amended and Restated Stock Option Plan covering an aggregate of 1,587,751 shares of Common Stock of PATY. PATY is not a party to any agreement or arrangement relating to the voting or control of any of its capital stock, or obligating PATY, directly or indirectly, to sell any assets in a transaction which is not in the ordinary course or which is otherwise material to the businesses, financial condition, results of operations or prospects of PATY and the PATY Subsidiaries (as hereinafter defined), taken as a whole (hereinafter referred to as “PATY’s business or condition”). PATY has not agreed to register any securities under the Securities Act, under any arrangements that would require any such registration as a result of this agreement or the transactions contemplated hereby or under any arrangements that would permit any party to such arrangements.

(b)        The authorized capital stock of Merger Sub consists of ten shares of common stock, $.01 par value per share (“Merger Sub Common Stock”). All of the issued and outstanding shares of Merger Sub Common Stock are owned by PATY. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock to any Person, other than PATY.

6.5	Subsidiaries.

Schedule 6.5 annexed hereto sets forth the name of each corporation, partnership, joint venture, business trust or other legal entity in which PATY, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest (herein referred to, individually, as a “PATY Subsidiary” and, collectively, as the “PATY Subsidiaries”), the jurisdiction of its incorporation or formation, and PATY’s direct or indirect ownership thereof. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party and to conduct such

Subsidiary’s business. Each PATY Subsidiary is in good standing in each other jurisdiction wherein the failure so to qualify would, individually or in the aggregate, have a Material Adverse Effect. All of the outstanding shares of the capital stock of each PATY Subsidiary are so owned and are duly authorized and validly issued, fully paid and non-assessable, issued without violation of the preemptive rights of any person, and are owned free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature. No shares of capital stock or other proprietary interest of any PATY Subsidiary is subject to any option, call, commitment or other agreement of any nature, and there are no subscriptions, warrants, options, calls, commitments by agreements to which PATY or any PATY Subsidiary is bound relating to the issuance or purchase of any shares of capital stock of any PATY Subsidiary. Neither PATY nor any PATY Subsidiary is party to any agreement or arrangement relating to the voting or control of any capital stock of any PATY Subsidiary, or obligating PATY or any PATY Subsidiary to sell any assets of any PATY Subsidiary in a transaction which is not in the ordinary course or which is otherwise material to PATY’s business or condition. The copies of the certificates of incorporation and by-laws, or other instruments of formation, of each such PATY Subsidiary, which have been delivered or made available to CCS by PATY are complete and correct.

6.6	Disputes and Litigation.

Except as set forth in Schedule 6.6, there is no action, suit, proceeding, or claim, pending or threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or threatened, against PATY or any of the PATY Subsidiaries, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against PATY or any of the PATY Subsidiaries, except for any such matter which, individually or in the aggregate, would not have a Material Adverse Effect.

6.7	Financial Statements.

(a)        The consolidated financial statements (hereinafter referred to collectively as the “PATY Audited Financial Statements”) of PATY and its consolidated subsidiaries contained in each Form 10-K or Form 10-KSB filed by PATY in response to “Item 8. Consolidated Financial Statements and Supplementary Data”, are true correct and have been prepared in conformity with generally accepted accounting principles consistently applied through the periods to which such financial statements relate. The PATY Audited Financial Statements fully and fairly present, in conformity with such principles as so utilized, the consolidated financial position and results of operations and cash flows of PATY and its consolidated subsidiaries at the dates shown and for the periods therein specified. The balance sheets constituting a part of the PATY Audited Financial Statements fully and fairly present all consolidated liabilities of PATY and its consolidated subsidiaries of the types normally reflected in balance sheets as and at the dates thereof. All adjustments necessary to present fully and fairly the consolidated financial position and results of operations and cash flows of PATY and its consolidated subsidiaries for such periods have been included in the PATY Audited Financial Statements.

(b)        The consolidated financial statements (hereinafter referred to as the “PATY Interim Financial Statements,” and, together with the PATY Audited Financial Statements, herein referred to as the “PATY Historical Financial Statements”) of PATY and its consolidated subsidiaries contained in each Form 10-Q or 10-QSB filed by PATY in response to “Item 1. Financial Statements” are true and correct and have been prepared in conformity with generally accepted accounting principles consistently applied through the periods to which such financial statements related, except as permitted by Form 10-QSB. The PATY Interim Financial Statements fully and fairly present the consolidated financial position and results of operations and cash flows of PATY and its consolidated subsidiaries, at the dates shown and for the periods therein specified. The balance sheets constituting a part of the PATY Interim Financial Statements fully and fairly present all consolidated liabilities of PATY and its consolidated subsidiaries of the types normally reflected in balance sheets as and at the date thereof. All adjustments necessary to present fully and fairly the consolidated financial position and results of operations and cash flows of PATY and its consolidated subsidiaries for such periods have been included in the PATY Interim Financial Statements.

(c)        Each of PATY and each PATY Subsidiary: maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded timely as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2004, there have been no changes in the internal accounting controls or in other factors that could affect PATY’s internal accounting controls.

(d)        PATY has filed all forms, reports and documents required to be filed with the SEC since January 1, 2000 to the extent that the failure to file such would have a Material Adverse Effect on PATY. All such required forms, reports and documents (including those that PATY may file subsequent to the date hereof) are referred to herein as the “PATY SEC Reports.” As of their respective dates, the PATY SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PATY SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6.8	Absence of Undisclosed Liabilities.

Except to the extent disclosed in the PATY Form 10-KSB (without reference to the exhibits thereto) or the PATY Interim Financial Statements, neither PATY, nor any of the PATY Subsidiaries has any liabilities, whether accrued, absolute, contingent, or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not, other than liabilities which, individually or in the aggregate, would not have a Material Adverse Effect, or any unrealized or anticipated losses from any unfavorable commitments or sales of products, other than those which, individually or in the aggregate, would not have a Material Adverse Effect.

6.9	Absence of Certain Changes.

Except as described in filings submitted by PATY to the SEC in accordance with the Exchange Act, or the rules and regulations promulgated thereunder or as described on Schedule 6.9. Subsequent to December 31, 2004, neither PATY nor any PATY Subsidiary has:

(a)        declared, set aside or made any payment or distribution upon any capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of capital stock;

(b)        incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issued any notes or other corporate debt securities or paid or discharged any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waived any of its respective rights;

(c)        mortgaged, pledged or subjected to any Lien any of its assets or properties; entered into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, entered into any lease of machinery or equipment, or sold or transferred any tangible or intangible asset or property;

(d)        effected any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as was required from time to time by governmental legislation affecting wages (provided, however, that in no event was any such increase in compensation made with respect to any employee or agent earning in excess of $100,000 per annum; made any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to such date (provided, however, that in no event was any such payment made with respect to any employee or agent earning in excess of $100,000 per annum; or entered into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or made any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to such date;

(e)        entered into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(f)        suffered any damage, destruction, or loss to any of its assets or properties (whether or not covered by insurance) except for damage, destruction or loss occurring in the ordinary course of business which, individually or in the aggregate, would not have a Material Adverse Effect; or

(g)	suffered any Material Adverse Effect;

and, since December 31, 2004, there has been no condition, development or contingency which, so far as reasonably may be foreseen, may, individually or in the aggregate, have a Material Adverse Effect.

6.10	Intellectual Property.

Set forth in Schedule 6.10 attached hereto is a list and brief description of all of PATY’s and each PATY Subsidiary’s patents, registered and common law trademarks, service marks, tradenames, copyrights, licenses and other similar rights and applications for each of the foregoing. PATY and the PATY Subsidiaries, respectively, own all right, and title and interest in and to all such proprietary rights, free and clear of all Liens. The proprietary rights listed in Schedule 6.10, are all such rights necessary to the operation and the conduct of the business of PATY and the PATY Subsidiaries as currently conducted, no adverse claims have been made, and no dispute has arisen, with respect to any of the said proprietary rights; and to the best of the knowledge of PATY, the operations of PATY and each PATY Subsidiary and the use by each of the proprietary rights identified on Schedule 6.10 would not involve infringement or claimed infringement of any patent, trademark, servicemark, tradename, copyright, license or similar right, except for any such infringement which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of the knowledge of PATY neither PATY nor any PATY Subsidiary has suffered any of its trade secrets, know-how or other intellectual or intangible property rights utilized in connection with its business to enter into the public domain.

6.11	Taxes.

PATY and each PATY Subsidiary have filed or caused to be filed all foreign, federal, state, provincial, municipal and other tax returns, reports and declarations required to be filed by it so as to prevent any Lien of any nature on the assets or properties of PATY or any of the PATY Subsidiaries, and have paid or shall pay all taxes which have been or shall become due with respect to the periods covered by said returns or pursuant to any assessment received by it in connection therewith. The Internal Revenue Service has not examined the federal tax returns of PATY or any of the PATY Subsidiaries for any period subsequent to December 31, 2003; and only periods subsequent to December 31, 2003 remain open for examination and assessment of additional federal income taxes. All assessments and charges (including penalties and interest, if any) related to periods ended on or before December 31, 2003 have been paid by PATY, including any necessary adjustments with state and local tax authorities, and no deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof. Adequate provision has been made in the PATY Historical Financial Statements for the payment of all then accrued and unpaid federal and other taxes of PATY and its Subsidiaries, whether or not yet due and payable and whether or not disputed by PATY. Neither PATY nor any PATY Subsidiary has agreed to the extension of the statute of limitations with respect to any tax return.

6.12	Title.

Except as set forth on Schedule 6.12, PATY and the PATY Subsidiaries have good and marketable title to all of their respective assets and properties, in each case free and clear of all Liens. PATY and the PATY Subsidiaries lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of PATY and the PATY Subsidiaries include all of the assets, of every kind and nature, whether tangible or intangible, and wherever located, which are utilized by PATY or the PATY Subsidiaries in the conduct of their respective businesses. Neither PATY nor the PATY Subsidiaries have received notice of any violation of, or default under, any law, ordinance, order, regulation, or governmental or contractual requirement relating to the assets and properties of PATY or the PATY Subsidiaries which remains uncured or has not been dismissed, other than with respect to any violation which, individually or in the aggregate, would not have a Material Adverse Effect. All leases and licenses pursuant to which PATY or the PATY Subsidiaries lease or license personal and intangible property from others, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance). All the tangible personal property owned or leased by PATY or the PATY Subsidiaries is in good operating condition and repair, subject only to ordinary wear and tear, and conforms in all respects to all applicable laws, ordinances, orders, regulations or governmental or contractual requirements relating to their operation, except for any such non-conformity which, individually or in the aggregate, would not have a Material Adverse Effect.

6.13	Real Estate and Leases.

Set forth in Schedule 6.13 attached hereto is a brief description of lease agreements under which PATY or any of the PATY Subsidiaries is lessee of, or holds or operates, any real estate owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither PATY nor any PATY Subsidiary is in a default under any such lease or agreement, nor to be the knowledge of PATY is any other party to any such lease or agreement in default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a default by any party to any such lease or agreement or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder, other than with respect to any default, event or claim which, individually or in the aggregate, would not have any Material Adverse Effect.

6.14	Contractual and Other Obligations.

(a)        As used in this Agreement, the term the “PATY Agreements” shall mean all mortgages, indentures, notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding, to which PATY or any of the PATY Subsidiaries is a party or by which PATY or any of the PATY Subsidiaries or any of their respective properties may be bound or affected, other than those which by their terms have expired prior to the date hereof. Set forth or provided for on Schedule 6.14 attached hereto is a list, of each PATY Agreement which is material to PATY’s business or condition, including but not limited to: (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by PATY or any PATY Subsidiary; (ii) any guaranty, direct or indirect, by PATY or any PATY Subsidiary of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business; (iii) any PATY Agreement made other than in the ordinary course of its business or providing for the grant of any preferential rights to purchase or lease any assets of PATY or any PATY Subsidiary, except for such agreements which, individually and in the aggregate, are not material to PATY’s business or condition; (iv) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other companies; (v) any collective bargaining agreement with any trade or labor union; (vi) any PATY Agreement to which any officer or director of PATY or any stockholder (herein referred to collectively, as the “PATY Insiders”) of PATY beneficially owning (within the meaning of Section 13(d) of the Exchange Act) more than 5% of the outstanding shares of PATY Common Stock, is a party; (vii) any PATY Agreement containing noncompetition or other limitations restricting the conduct of the business of PATY or any Subsidiary; (viii) any license agreements to which PATY or any PATY Subsidiary is a party relating to any Intellectual Property; (ix) any partnership, shareholder agreement, joint venture or similar agreement; and (x) any agreements with employees. For purposes of this Section 6.14, with respect to agreements with customers, “material agreements” shall be those agreements that account for more than ten percent (10%) of PATY’s annual revenues year to date provided however that all agreements excluded pursuant to the foregoing sentence do not account for more than twenty percent (20%) of such revenues in the aggregate.

(b)        No event has occurred, or, is alleged to have occurred, which constitutes or with lapse of time or giving of notice or both, would constitute a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance by PATY or any PATY Subsidiary under any PATY Agreements, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of the knowledge of PATY, no party with whom PATY or any PATY Subsidiary has any PATY Agreement is in default in the performance of any covenant or condition thereunder or has failed in performance thereunder by reason of a claim of force majeure or other claim of excusable delay or non-performance thereunder, except for any such default or claim which, individually or in the aggregate, would not have a Material Adverse Effect.

6.15	Compensation.

Except as disclosed in the PATY Form 10-KSB or in Schedule 6.15 attached hereto, neither PATY nor any PATY Subsidiary has any agreement with any employee with regard to compensation, whether individually or collectively, except agreements terminable by PATY or any PATY Subsidiary at will without penalty, or oral agreements terminable by PATY or a PATY Subsidiary on not more than 30 days notice without penalty, and set forth in Schedule 6.15 is a list of all employees of PATY and each PATY Subsidiary entitled to receive annual compensation in excess of $100,000 and their respective positions and salaries. No union or other collective bargaining unit has been certified or recognized by PATY or any PATY

Subsidiary as representing any of their respective employees. Neither PATY nor CCS will incur any liability with respect to any payment due or damage suffered by any employee of PATY or any PATY Subsidiary, including, but not limited to, any claims for severance, termination benefits or similar claims, by virtue of the operation of the Merger and the transactions contemplated hereby.

6.16	Employee Benefit Plans.

(a)        Except as set forth on Schedule 6.16, neither PATY nor any PATY Subsidiary maintains, sponsors, contributes to, is required to contribute to, is a party to, or otherwise has or may in the future have any liability (contingent or otherwise) with respect to (1) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (2) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, (3) any plan or agreement providing for bonuses, stock options, stock appreciation rights, stock purchase plans or other forms of equity-based compensation, (4) any other plan or agreement involving direct or indirect compensation (including any deferred compensation) other than workers’ compensation, unemployment compensation and other government programs, under which PATY or any PATY Subsidiary has or is reasonably expected to have any present or future material liability (directly or indirectly), (5) any employment, severance, separation, change of control or other similar contract, arrangement or policy providing for insurance coverage, salary continuation, non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension, supplemental pension, savings, retirement savings, fringe benefits, deferred compensation, profit-sharing, bonuses, other forms of incentive compensation or post-retirement insurance, compensation or benefits, (6) any other employee benefit plan, arrangement, program, agreement, policy or practice, formal or informal, funded or unfunded, insured or self-insured, that covers any current or former employee of PATY or any PATY Subsidiary, under which PATY or any PATY Subsidiary has or is reasonably expected to have any present or future material liability (directly or indirectly) or (7) any Multiemployer Plan. Each plan or agreement required to be set forth on Schedule 6.16, other than a Multiemployer Plan, pursuant to the foregoing is referred to herein as a “PATY Benefit Plan.”

(b)        Benefit. PATY has delivered or made available to CCS the following documents with respect to each PATY Benefit Plan: (1) correct and complete copies of all documents embodying such PATY Benefit Plan, including (without limitation) all amendments thereto and all related trust documents, (2) a written description of any PATY Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description, summary of material modifications and other similar descriptive materials distributed to plan participants and beneficiaries, (4) the most recent IRS determination letter, if any, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, Plan, if any, and (6) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts and group insurance contracts. Such financial statements are true and correct in all material respects, and none of the actuarial assumptions underlying such statements have changed since the respective dates thereof.

(c)        Each PATY Benefit Plan complies and has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable law, including (without limitation) ERISA and the Code. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the PATY Benefit Plans have been timely made or accrued. Neither PATY nor any PATY Subsidiary has taken or failed to take any action with respect to any PATY Benefit Plan which might create any material liability on the part of PATY or any PATY Subsidiary.

(d)        Neither PATY nor any PATY Subsidiary maintains, participates in or contributes to, nor have they ever maintained, participated in, or contributed to, any Multiemployer Plan, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA. Neither PATY nor any PATY Subsidiary has any outstanding or contingent obligations or liabilities (including, without limitation, any withdrawal liability) with respect to a Multiemployer Plan providing pension or other benefits, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA.

(e)        Neither PATY nor any PATY Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. With respect to each PATY Benefit Plan which is a “group health plan” as defined in Section 5000(b)(1) of the Code and Section 607(l) of ERISA, PATY and each PATY Subsidiary has complied in all material respects with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA. PATY, and each PATY Subsidiary, and each PATY Benefit Plan which is a “group health plan” has, complied in all material respects with the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of PATY and each PATY Subsidiary. No “prohibited transaction,” within the meaning of Section 4975(c) of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any PATY Benefit Plan.

(f)        There is no contract, plan or arrangement covering any employee or former employee of PATY or any PATY Subsidiary that, individually or collectively, would give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by PATY or such PATY Subsidiary by reason of Section 280G or 162(m) of the Code.

(g)        No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the knowledge of PATY, threatened against or with respect to any PATY Benefit Plan, or the assets or any fiduciary thereof (in that person's capacity as a fiduciary of such PATY Benefit Plan) and to the knowledge of PATY, there are no facts likely to give rise to any such action, suit or claim. There are no audits, inquiries or proceedings pending or, to the knowledge of PATY, threatened by the IRS or the Department of Labor with respect to any PATY Benefit Plan, and no PATY Benefit Plan has been the subject of any application for relief under the

Internal Revenue Service Employee Plans Compliance Resolution Program or the Closing Agreement Program, nor has any PATY Benefit Plan been the subject of any application for relief under the United States Department of Labor Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program.

(h)        All PATY Benefit Plans that are intended to be qualified and exempt from United States federal income taxes under Section 401(a) and Section 501(a), respectively, of the Code, have been the subject of favorable determination letters from the IRS which consider the effect of the series of laws commonly known as GUST, and no such determination letter has been revoked nor has revocation been threatened.

(i)         Each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each PATY Benefit Plan has complied in all material respects with the requirements of ERISA and all other applicable law in respect of each such PATY Benefit Plan.

(j)         All required employer and employee contributions and premiums under the PATY Benefit Plans to the date hereof have been paid, the respective fund or funds established under the PATY Benefit Plans are funded in accordance with all applicable law and such plans, and no material past service funding liabilities exist thereunder.

(k)        Other than any pension benefits payable under the PATY Benefit Plans, neither PATY nor any PATY Subsidiary is under any obligation to provide benefits or coverage under a PATY Benefit Plan to retirees of PATY or any PATY Subsidiary or other former employees of the PATY or the PATY Subsidiaries (or the beneficiaries of such retirees or former employees), including, but not limited to, retiree health care coverage (except to the extent mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985).

(l)         Neither PATY nor any PATY Subsidiary maintains any voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code (a VEBA) with respect to any PATY Benefit Plan.

(m)       No commitments have been made by PATY or any PATY Subsidiary to amend any PATY Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable law. None of the PATY Benefit Plans require or permit retroactive increases or assessments in premiums or payments. All PATY Benefit Plans can be amended or terminated without any restrictions and PATY or a PATY Subsidiary has the unrestricted power to amend or terminate any of the PATY Benefit Plans.

6.17	Labor Relations.

There are no disputes pending or threatened between PATY or any PATY Subsidiary on the one hand and any of their respective employees on the other and there are no organizational efforts currently being made or threatened involving any of such employees. PATY has complied with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing, except for any such non-compliance or such amounts which, individually or in the aggregate, would not have a Material Adverse Effect.

6.18	Interests of PATY Insiders.

No PATY Insider has, nor does any officer or director of any of the PATY Subsidiaries have, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the businesses engaged in by PATY or any PATY Subsidiary, except for the legal rights of stockholders and except for rights under existing employee benefit plans described in Section 5.16 hereof. No PATY Insider owns, nor do any officers of directors of any PATY Subsidiary own, directly or indirectly, any interest in, or is a director, officer or employee of, any business which is a competitor or significant supplier of PATY or any PATY Subsidiary.

6.19	Insurance.

As of the date of this Agreement, PATY and the PATY Subsidiaries maintain insurance policies, and bonding arrangements, covering all of their respective assets and properties, and in each case the various occurrences which may arise in connection with the operation of their respective businesses. Schedule 6.19 attached hereto sets forth all such policies and bonding arrangements. Such policies and bonding arrangements are in full force and effect, all premiums and other amounts due thereon have been paid, and PATY, and the PATY Subsidiaries have complied with the provisions of such policies and bonding arrangements. Such insurance and such bonding arrangements are of comparable amounts and coverage as that which companies engaged in similar businesses would maintain in accordance with good business practice. There are no notices of any pending or threatened terminations or premium increases with respect to any such policies or bonding arrangements, and such policies and bonding arrangements will not be modified as a result of or terminate or lapse by reason of, the transactions contemplated by this Agreement.

6.20	Licenses; Franchises; Rights.

(a)        Each of PATY and the PATY Subsidiaries has (or has made timely application for) all franchises, licenses, permits and other governmental and non-governmental approvals necessary to enable it to carry on its business as currently conducted, and to the knowledge of PATY the employees and agents of PATY and the PATY Subsidiaries also have all such franchises, licenses, permits, governmental and other approvals required of them in carrying out their duties on behalf of PATY and the PATY Subsidiaries, except for such franchises, licenses, permits and other approvals the failure to hold which, individually or in the aggregate, would not have a Material Adverse Effect. All such franchises, licenses, permits, and governmental and other approvals are in full force and effect, there has been no default or breach thereunder, and there is no pending or threatened proceeding under which any may be revoked, terminated or suspended, except insofar as would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of this Agreement, and the consummation of the Merger, will not adversely affect or otherwise impair the ability of the Surviving Corporation fully to enjoy the benefits of any such franchises, licenses, permits or governmental and other approvals. Schedule 6.20 attached hereto identifies each permit, license and other approval required by any national, state, commonwealth, or territorial government to be maintained by PATY or any Subsidiary in order to conduct its current operations. Neither PATY nor any PATY Subsidiary has violated, or is alleged to have violated, any law, rule, regulation, judgment, stipulation, injunction, decree, determination, award or other order of any government, or governmental agency or instrumentality, domestic or foreign, binding upon PATY or any PATY Subsidiary which violation, individually or in aggregate, would have a Material Adverse Effect.

(b)        Without limiting the generality of the foregoing, neither PATY nor any PATY Subsidiary: (i) has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment, or (ii) has any liability, contingent or otherwise, under any Environmental Law in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance on property, now or formerly owned or leased by PATY or any of the PATY Subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect. No hazardous materials and no hazardous substances have been generated, treated, stored or disposed of or placed in violation of any Environmental Law on any property owned or leased by PATY or any PATY Subsidiary or on or into any waste disposal site owned or operated by a third party except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

6.21	Brokers and Finders.

Neither PATY, nor any PATY Subsidiary, nor any director, officer, agent or employee thereof has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

6.22	No Stockholder Vote.

No vote of the stockholders of PATY is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

6.23	Fairness Opinion

PATY’s board of directors has received the written opinion of Maxim Group LLC, financial advisor to PATY, dated the date of this Agreement, to the effect that the Merger is fair to PATY and its stockholders from a financial point of view.

6.24	Section 203 of GCL Not Applicable.

The Board of Directors of PATY has taken all actions so that the restrictions contained in Section 203 of the GCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

6.25	Valid Issuance.

The PATY Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, shall be validly issued, fully paid and nonassessable, and shall be issued in compliance with all federal and state securities laws.

6.26	Disclosure.

None of the representations or warranties of PATY contained herein and none of the information contained in the PATY Disclosure Schedule is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

ARTICLE VII

CERTAIN COVENANTS

7.1	PATY Board of Directors.

Prior to the Effective Time, PATY shall take such action as may be necessary, so that the PATY Board of Directors will be reconstituted as of the Effective Time and pursuant to PATY’s certificate of incorporation and by-laws, to be set at five (5) persons and to be comprised of the following persons: Albert Waxman, Mark Pacala, Daniel Lubin, John Pappajohn and Derace Schaffer, with Albert Waxman serving as Chairman.

7.2	PATY Officers.

PATY shall take such action as may be necessary so that Chris Paterson shall be appointed to the office of Chief Executive Officer of PATY, effective as of the Effective Time in accordance with and subject to the provisions of the by-laws of PATY.

7.3	HSR Act; Other Governmental and Judicial Filings.

As soon as practicable after the date hereof, CCS, PATY and Merger Sub will cooperate in the preparation and filing of all materials necessary or desirable to obtain the approval of the transactions contemplated hereby or the disclaimer of jurisdiction with respect thereto by any regulatory body or other governmental or judicial authority that has jurisdiction over the transactions contemplated hereby, including, without limitation, all filings, with the Federal Trade Commission and the U.S. Department of Justice required under the HSR Act.

7.4	Preparation of Information Statement.

PATY shall prepare, with the cooperation of, and subject to review by, CCS, the information required by Regulation D under the Securities Act to be delivered to the holders of the CCS Capital Stock (the “Information Statement”). Each of PATY and CCS shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Information Statement. PATY shall not include in the Information Statement any information with respect to CCS or its subsidiaries unless the form and content of such information shall have been approved by CCS prior to such inclusion.

7.5	Access to Information.

(a)        Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to such limitations as are imposed by applicable law (if any), each party shall afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to (i) all of such party’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request; subject, in each case, to duties of confidentiality and subject to any applicable law relating to the privacy of individually identifiable employee information.

(b)        Subject to compliance with applicable law, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)        No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

7.6	Conduct of Business of CCS.

CCS covenants and agrees that, except (i) as consented to in writing by PATY, (ii) as necessary to fulfill its obligations under this Agreement or (iii) as set forth in Schedule 7.6, from and after the date of this Agreement and until the Effective Time or the prior termination of this Agreement, CCS and each CCS Subsidiary shall:

(a)        Make no purchase, sale, or lease in respect of, nor introduce any method of management or operation in respect of, its business or its assets and properties, except in a manner consistent with prior practice.

(b)        Maintain, preserve, and in no way further encumber its assets and properties other than in the ordinary course of business consistent with past practice after the date hereof.

(c)        Use its best efforts: (i) to preserve its present business organization intact, (ii) to keep available the services of the present employees assigned to it, and (iii) to preserve its present relationships with entities or persons having business dealings with CCS or any of the CCS Subsidiaries.

(d)        Maintain its books and records in accordance with good business practices, on a basis consistent prior practice.

(e)        Comply in all material respects with all laws, rules, regulations, writs, statutes, ordinance, judgments, injunctions, decrees, determinations, awards, and other orders of every court, government and governmental agency and instrumentality, domestic or foreign, applicable to it and to the conduct of its business and perform in all material respects all its obligations without default.

(f)        Not incur, or agree to incur, any indebtedness for money borrowed except in the ordinary course of business; or issue any bond, debenture, note, or similar obligation, or any guarantee any obligation of any person or entity (except that CCS may draw down funds on its existing line of credit with Comerica Bank pursuant to the Loan and Security Agreement dated as of October 9, 2002, by and between CCS and Comerica Bank, as amended (the “Comerica Agreement”) up to the maximum amount permitted thereunder).

(g)	Not mortgage, pledge, or subject to Lien any of its assets and properties.

(h)        Not make any loans, advances or contributions to, or investments in, any other person other than a wholly-owned subsidiary and other than short-term investments in the ordinary course of business in obligations of the United States of America for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or certificates of deposit issued by a commercial bank or banks having at least $100,000,000 in individual capital and surplus.

(i)         Maintain and pay all premiums with respect to all policies of insurance relating to its business, and its assets and properties, as are presently held in its name and timely renew all such policies.

(j)         Not make any change adverse to it in any material respect in the terms of any CCS Agreement, nor approve, amend or modify any CCS Agreement to which a CCS Insider is a party.

(k)        Not make any capital expenditure (including, without limitation expenditures for property, plant and equipment) or appropriations or commitments with respect thereto, in an amount greater than $100,000.

(l)         Not take any action described in Section 5.9(d) hereof, nor amend, modify, supplement, or in any way change any plan or arrangement established for the benefit of its employees.

(m)       Not settle or compromise any litigation involving the payment of, or an agreement to pay over time an amount in cash, notes, or other property, or pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to become due) which involve payments or commitments to make payments exceeding $100,000 in the aggregate, other than (A) liabilities or obligations incurred in the ordinary course of business and consistent with past practice, and (B) scheduled repayments of current portions of and interest on long-term indebtedness or repayments under existing revolving credit agreements.

(n)        Take any action or fail to take any action which would result in any material breach of any of its representations, warranties or covenants contained herein.

7.7	Conduct of Business of PATY.

PATY covenants and agrees that, except (i) as consented to in writing by CCS; (ii) as necessary to fulfill its obligations under this Agreement; or (iii) as set forth on Schedule 7.7, from and after the date of this Agreement and until the Effective Time, PATY and each PATY Subsidiary shall:

(a)        Make no purchase, sale, or lease in respect of, nor introduce any method of management or operation in respect of, its business or its assets and properties, except in a manner consistent with prior practice.

(b)        Maintain, preserve, and in no way further encumber its assets and properties other than in the ordinary course of business consistent with past practice after the date hereof.

(c)        Use its best efforts: (i) to preserve its present business organization intact, (ii) to keep available the services of the present employees assigned to it, and (iii) to preserve its present relationships with entities or persons having business dealings with PATY or any of the PATY Subsidiaries.

(d)        Maintain its books and records in accordance with good business practices, on a basis consistent with prior practice.

(e)        Comply in all material respects with all laws, rules, regulations, writs, statutes, ordinance, judgments, injunctions, decrees, determinations, awards, and other orders of every court, government and governmental agency and instrumentality, domestic or foreign, applicable to it and to the conduct of its business and perform in all material respects all its obligations without default.

(f)        Not incur, or agree to incur, any indebtedness for money borrowed except in the ordinary course of business; or issue any bond, debenture, note, or similar obligation, or any guarantee any obligation of any person or entity; or draw down any funds under the Wells Fargo credit line.

(g)	Not mortgage, pledge, or subject to Lien any of its assets and properties.

(h)        Not make any loans, advances or contributions to, or investments in, any other person other than a wholly-owned subsidiary and other than short-term investments in the ordinary course of business in obligations of the United States of America for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or certificates of deposit issued by a commercial bank or banks having at least $100,000,000 in individual capital and surplus.

(i)         Maintain and pay all premiums with respect to all policies of insurance relating to its business, and its assets and properties, as are presently held in its name and timely renew all such policies.

(j)         Not make any change adverse to it in any material respect in the terms of any PATY Agreement, nor approve, amend or modify any PATY Agreement to which a PATY Insider is a party.

(k)        Not make any capital expenditure (including, without limitation expenditures for property, plant and equipment) or appropriations or commitments with respect thereto, in an amount greater than $100,000, without the prior written consent of CCS.

(l)         Not take any action described in Section 6.9(d) hereof, nor amend, modify, supplement, or in any way change any plan or arrangement established for the benefit of its employees.

(m)       Not settle or compromise any litigation involving the payment of, or an agreement to pay over time an amount in cash, notes, or other property, or pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise and whether due or to become due) which involve payments or commitments to make payments exceeding $100,000 in the aggregate, other than (A) liabilities or obligations incurred in the ordinary course of business and consistent with past practice, and (B) scheduled repayments of current portions of and interest on long-term indebtedness or repayments under existing revolving credit agreements.

(n)        Take any action or fail to take any action which would result in any material breach of any of its representations, warranties or covenants contained herein.

7.8	CCS Capitalization.

Except (i) as consented to in writing by PATY or (ii) as set forth in Schedule 7.8, from and after the date of this Agreement and until the Effective Time:

(a)        No change shall be made or proposed in the certificate of incorporation or by-laws of CCS or of any CCS Subsidiary other than the Sixth Restated Certificate.

(b)        Neither CCS nor any CCS Subsidiary shall: (W) issue, grant, sell or encumber any shares of its capital stock, (X) issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of capital stock or other equity interests of CCS or any CCS Subsidiary, (Y) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (W) or (X) of this Paragraph (ii), or (Z) make any other changes in its equity capital structure except as set forth in Sections 7.8(b) and 7.8(c) below and except for the issuance of shares of CCS Common Stock and/or CCS Preferred Stock upon exercise of the CCS Options or CCS Warrants which are outstanding prior to the execution and delivery of this Agreement and pursuant to the present terms thereof.

(c)        Except for the Reverse Split, neither CCS nor any CCS Subsidiary shall split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, securities, indebtedness, rights or property or any combination thereof) in respect of any shares of its capital stock or other equity interests, or redeem or otherwise acquire any shares of the capital stock or other equity interests.

(d)        Prior to the Effective Time, one hundred percent (100%) of the CCS Options which are outstanding prior to the execution and delivery of this Agreement and pursuant to present terms thereof, shall be exercised or cancelled. Prior to the Effective Time, the SP Warrant and the vested portion of the CCS Guaranty Warrants shall be exercised or terminate pursuant to the terms thereof.

7.9	PATY Capitalization.

Except (i) as necessary to fulfill the conditions to Closing set forth in Section 9.4; (ii) as consented to in writing by CCS; or (iii) as set forth in Schedule 7.9, from and after the date of this Agreement and until the Effective Time:

(a)        No change shall be made or proposed in the certificate of incorporation or by-laws of PATY or of any PATY Subsidiary.

(b)        Neither PATY nor any PATY Subsidiary shall: (i) issue, grant, sell or encumber any shares of its capital stock, (ii) issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of capital stock or other equity interests of PATY or any PATY Subsidiary, (iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this Paragraph (b), or (iv) make any other changes in its equity capital structure except for the issuance of shares of PATY Common Stock upon exercise of the PATY Options and PATY warrants which are outstanding prior to the execution and delivery of this Agreement and pursuant to the present terms thereof.

(c)        Neither PATY nor any PATY subsidiary shall split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, securities, indebtedness, rights or property or any combination thereof) in respect of any shares of its capital stock or other equity interests, or redeem or otherwise acquire any shares of the capital stock or other equity interests.

7.10	CCS Financial Statements.

Within 30 days of the date hereof, but in any event before Closing, CCS shall deliver to PATY audited 2005 Financial Statements together with the report of the Accountant with respect thereto which report shall not contain any qualifications and which Financial Statements shall be consistent with the Financial Statements set forth in Schedule 5.7. Within 30 days after the end of each calendar month after the date of this Agreement until the Effective Time, CCS will deliver to PATY unaudited consolidated statements of income for such calendar month and the corresponding calendar month of the preceding fiscal year. All such financial statements shall be true and correct in accordance with generally accepted accounting principles consistently applied and shall fully and fairly present, in conformity with such principles as so utilized, the consolidated results of operations of CCS and its consolidated subsidiaries as at the date or for the periods indicated (and shall be accompanied by a certificate of the chief financial or accounting officer of CCS to such effect), except as otherwise indicated in such statements and subject to normal and recurring year-end audit adjustments which would not, individually or in the aggregate, have a Material Adverse Effect. All unaudited financial statements delivered pursuant to this Section 7.10 shall be prepared on a basis consistent with the CCS Historical Financial Statements.

7.11	PATY Financial Statements.

Within 30 days after the end of each calendar month after the date of this Agreement, PATY will deliver to CCS unaudited consolidated statements of income for such calendar month and the corresponding calendar month of the preceding fiscal year. All such financial statements shall be true and correct in accordance with generally accepted accounting principles consistently applied and shall fully and fairly present, in conformity with such principles as so utilized, the consolidated financial position, results of operations and cash flows of PATY and its consolidated subsidiaries as at the date or for the periods indicated (and shall be accompanied by a certificate of the chief financial or accounting officer of PATY to such effect), except as otherwise indicated in such statements and subject to normal and recurring year-end audit adjustments which would not, individually or in the aggregate, have a Material Adverse Effect. All unaudited financial statements delivered pursuant to this Section 7.11 shall be prepared on a basis consistent with the PATY Historical Financial Statements.

7.12	Notification of Certain Matters.

(a)        Between the date hereof and the Effective Time, each party will give prompt notice in writing to the other parties, of: (i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Effective Time, (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against the notifying party or any subsidiary or relating to or involving or otherwise affecting the notifying party or which relate to the consummation of the transactions contemplated by this Agreement, and (v) any material failure of the notifying party or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)        Each party will (i) confer on a regular and frequent basis with one or more designated representatives of the other party to report operational matters and to report the general status of ongoing operations, and (ii) notify the other party of any emergency or other change in the normal course of business or in the operation of the properties of such party or any Subsidiary and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any property of such party or any Subsidiary, and will keep the other party fully informed of such events and permit the other party’s representatives access to all materials prepared in connection therewith.

(c)        The giving of any such notice under this Section 7.12 shall in no way change or modify the representations and warranties or the conditions to either parties’ obligations contained herein or otherwise affect the remedies available to either party hereunder.

7.13	SEC Filings.

PATY will consult with CCS and prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated by this Agreement, including without limitation (a) a current report on Form 8-K announcing the execution of this Agreement and (b) the registration statement contemplated by Section 7.19 hereof (collectively, the “Other Filings”), and PATY will permit CCS and its counsel with reasonable advance notice in order to review and comment on any such Other Filings prior to their filing with the SEC. PATY will notify CCS promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to any Other Filing or for additional information and will supply CCS with copies of all correspondence between PATY or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Merger or any Other Filing. The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Other Filing, PATY will promptly inform CCS of such occurrence and cooperate in filing with the SEC or its staff or any other government officials.

7.14	Forbearance.

Each party agrees that, from and after the date hereof and until the Effective Time, it shall not, and shall not permit any Subsidiary, or any officers, directors, employees, agents or representatives of such party or of any Subsidiary to, directly or indirectly, initiate, solicit or encourage discussions, inquiries or proposals, or participate in any negotiation or discussion for the purpose or with the intention of leading to any proposal, concerning any merger, consolidation or other business combination involving such party or any Subsidiary or any acquisition of any equity interest in, or a material portion of the assets of, such party or any Subsidiary, or any similar transaction, or effectuate any such transaction, in each case, except for the Merger.

7.15	PATY Capital Raising Efforts.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, PATY and CCS shall consult regarding the timing, amount and terms of any capital raising transactions to be entered into by PATY prior to effecting any definitive documentation for such transactions.

7.16	ACS Spin Off.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, PATY shall inform CCS of the status of the distribution of up to 13,000,000 shares of American Caresource Holdings, Inc. (“ACS”) to PATY’s stockholders and the retention of up to 1,000,000 shares of Common Stock of ACS by PATY (the “ACS Spin-Off”). PATY will notify CCS promptly upon the receipt of any comments from the SEC or its staff on the registration statement related to the shares of ACS or and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to such registration statement and will supply CCS with copies of all correspondence between PATY or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the distribution of shares of ACS.

7.17	Additional Agreements.

Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with one another and use its best efforts to complete in a timely manner the transactions contemplated by this Agreement, including (i) using its best efforts to comply with any and all applicable rules and regulations, and to send all notices to, make all declarations, filings and registrations with, and obtain all consents, authorizations, approvals and waivers from third parties and governmental and regulatory bodies required to consummate the transactions contemplated hereby or comply with any and all applicable rules and regulations governing such transactions, and (ii) furnishing the other parties with all information necessary or advisable for the matters referred to in Section 7.3 hereof and any other statements or applications made by or on behalf of any party to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

7.18	PIPE.

PATY shall, prior to the Closing Date, enter into one or more transactions for the sale of PATY Common Stock to investors through private transactions (individually and collectively hereinafter referred to as a “PIPE”) on terms reasonably acceptable to each of Chris Paterson and Albert Waxman (which consent shall not be unreasonably withheld). Any amounts raised through a PIPE up to an aggregate of $6,000,000 gross proceeds (hereinafter referred to as the “Initial PIPE Proceeds”) may only be used by PATY for working capital purposes including, without limitations, (i) the expenses associated with such PIPE or PIPEs and (ii) the satisfaction of accounts payable and expenses accrued in the ordinary course of its business. Notwithstanding anything herein to the contrary, none of the PATY Common Stock issued or issuable pursuant to securities issued in exchange for the Initial PIPE Proceeds (hereinafter referred to as the “Initial PIPE Securities”) shall be considered outstanding on the Closing Date for purposes of Section 2.2(a). Any amounts raised by PATY through a PIPE in excess of an aggregate of $6,000,000 gross proceeds (hereinafter referred to as the “Supplemental PIPE Proceeds” may be used for working capital purposes including, without limitation, (i) the expenses associated with such PIPE, and (ii) the satisfaction of accounts payable and expenses accrued in the ordinary course of its business, or repayment of debt associated with the Wells Fargo Credit Line as PATY may determine, in its sole discretion. Notwithstanding anything herein to the contrary, in no event shall the PATY Common Stock issued or issuable pursuant to securities issued in exchange for the Supplemental PIPE Proceeds (hereinafter referred to as the “Supplemental PIPE Securities”) be considered outstanding on the Closing Date for purposes of Section 2.2(a), unless such Supplemental PIPE Proceeds are used by PATY to repay all or any portion of the outstanding balance owed on the Wells Fargo Line of Credit (as defined herein), in which case the Supplemental PIPE Securities yielding the Supplemental PIPE Proceeds used to repay the Wells Fargo Line of Credit shall be considered outstanding on the Closing Date for purposes of Section 2.2(a). If (and only if) the Supplemental PIPE Proceeds are used to repay the Wells Fargo Line of Credit in its entirety, any additional Supplemental PIPE Proceeds may be reserved for use by PATY to pay the Sonenshine Partners Fee (as defined in the Stockholders Agreement) and/or the Dissenter Liability (as defined in the Stockholders Agreement).

7.19	Registration of Securities.

PATY hereby agrees to use its commercially reasonable efforts to file with the SEC and have declared effective, within 18 months of the Closing Date, a registration statement on form S-3 (or if PATY is not eligible at the time of such filing to use form S-3, such other form as PATY is eligible to use) covering the resale of (i) the shares of PATY Common Stock issued pursuant to this Agreement (the “Registrable Merger Shares”) by the former stockholders of CCS and (ii) the shares of PATY Common Stock held as of the Effective Time by the PATY Stockholders set forth in Section 10.8 (the “Major PATY Stockholders” and, collectively with the former stockholders of CCS, the “Selling Stockholders”) (such shares, the “PATY Registrable Shares” and, collectively with the Registrable Merger Shares, the “Registrable Shares”). PATY covenants to use its best efforts to maintain the effectiveness of such registration statement and to file, and cause to become effective, as promptly as practicable, any supplements and post-effective registration statements to such registration statement as are necessary to enable the Selling Stockholders to sell the Registrable Shares until the completion of the distribution of the Registrable Shares by the Selling Stockholders or until such time that the Selling Stockholders can sell the Registrable Shares without restriction. Notwithstanding the foregoing, and in no way limiting the foregoing obligations of PATY, as a condition to the closing, each of the CCS Stockholders set forth in Section 11.8 (the "Major CCS Stockholders") and each of the Major PATY Stockholders shall enter into their respective applicable lock-up agreements in the form of Exhibit I and the transactions in the Registrable Shares effected by the Major PATY Stockholders and the Major CCS Stockholders, whether pursuant to the registration statement described in this Section 7.19 or otherwise, shall be subject to the terms and conditions thereof.

7.20	Stockholder Approval

As soon as reasonably possible after the date hereof, but in any event before the earlier of the Closing Date or the Termination Date (as defined below), CCS shall submit this Agreement, the Merger and the related transactions to the holders of CCS Capital Stock for approval and adoption, in accordance with the GCL.

ARTICLE VIII

PUBLICITY

8.1	Publicity.

Any and all public announcements (whether written or oral), and notices by the parties hereto to other parties (other than to governmental authorities, except pursuant to contractual arrangements therewith), concerning the Merger and the other transactions contemplated by this Agreement shall be subject to the prior written approval of CCS and PATY (which consent shall not be unreasonably withheld); provided that nothing herein shall prohibit any party hereto or any of their affiliates from making any announcement or disclosure required to be made by it or them under applicable law if it or its affiliates determines in good faith that it is appropriate to do so and, if practicable, gives prior notice to the other parties hereto of such determination.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF EACH PARTY

The obligations of each of PATY, Merger Sub and CCS to consummate the Merger are subject to the following conditions precedent, any or all of which may be waived by such party at its sole discretion:

9.1	Hart-Scott-Rodino Antitrust Improvements Act.

To the extent the HSR Act is applicable to the transactions contemplated hereby, the waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby required under the HSR Act shall have expired or been terminated.

9.2

No Prohibition on Consummation.

No order, stay, judgment, injunction or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby. No statute, rule or regulation shall have been promulgated or enacted by any foreign or United States federal or state government, governmental authority or governmental agency, which would prevent or make illegal the consummation of the transactions contemplated hereby, including the Merger.

9.3	Value of Consideration.

The aggregate value of the PATY Common Stock to be issued pursuant to Section 2.2 of this Agreement shall, immediately prior to the Effective Time, be no less than $35,000,000 (as determined using the average closing price for the ten business days preceding the third business day prior to the Closing Date).

9.4	Financing.

Between the date hereof and the Effective Time, PATY shall have entered into a binding agreement to raise a minimum of $6,000,000 in gross proceeds through the PIPE on terms reasonably acceptable to Chris Paterson and Albert Waxman (such acceptance may not be unreasonably withheld).

9.5	Litigation.

No action, suit or proceeding against any party hereto relating to the consummation of any of the transactions contemplated in this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened and no investigation by any governmental or regulatory body shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement, including the Merger, or seeking material damages in connection therewith which either party, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

9.6	ACS Spin Off.

PATY shall have consummated a distribution of at least 10,000,000 shares of the Common Stock of ACS on terms acceptable, in its sole discretion, to PATY.

9.7	Dissenters’ Rights.

Immediately prior to the Closing, the holders of no more than 3.5% of the outstanding shares of CCS Common Stock (assuming the conversion of all outstanding shares of CCS Preferred Stock and the exercise of all outstanding securities exercisable for CCS Capital Stock, regardless of whether such shares are actually converted or exercised) shall have made a demand for an appraisal of their shares of CCS Capital Stock pursuant to Section 262 of the GCL.

9.8	Stockholders Agreement.

A Stockholders Agreement, the form of which is attached hereto as Exhibit D (hereinafter referred to as the “Stockholders Agreement”) shall have been executed by the parties identified therein.

9.9	PATY Debt Escrow Agreement.

An Escrow Agreement, the form of which is attached hereto as Exhibit E (hereinafter referred to as the “PATY Debt Escrow Agreement”) shall have been executed by the parties identified therein.

9.10	CCS Debt Escrow Agreement.

An Escrow Agreement, the form of which is attached hereto as Exhibit F (hereinafter referred to as “CCS Debt Escrow Agreement”) shall have been executed by the parties identified therein.

9.11	Sonenshine Partners Fee Escrow Agreement.

An Escrow Agreement, the form of which is attached hereto as Exhibit G (hereinafter referred to as the “Sonenshine Partners Fee Escrow Agreement”) shall have been executed by the parties identified therein.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF CCS

The obligation of CCS to consummate the Merger is subject to the following additional conditions precedent, any or all of which may be waived by CCS at its sole discretion:

10.1	Opinion of Counsel for PATY and Merger Sub.

CCS shall have received an opinion of counsel of McCarter & English, LLP, counsel for PATY and Merger Sub, dated the Closing Date, in a form reasonably acceptable to CCS and its counsel.

10.2	Representations; Warranties; Covenants.

The representations and warranties of PATY and Merger Sub contained in Article VI hereof shall be true and correct in all material respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement and provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects); and PATY and Merger Sub shall have complied with their respective covenants contained under this Agreement in all material respects; and PATY and Merger Sub shall each have delivered to CCS a certificate to that effect, dated the Closing Date, signed by their respective Presidents or Chief Executive Officers.

10.3	No Material Adverse Change.

There shall have been event or occurrence since the date of this Agreement that has or could have a Material Adverse Effect on PATY or Merger Sub, provided, however, that any adverse change resulting from or relating to conditions generally affecting the industry in which PATY competes shall be disregarded.

10.4	Secretary’s Certificate.

CCS shall have received a certificate of the Secretary or an Assistant Secretary of each of PATY and Merger Sub, in form and substance satisfactory to CCS, with respect (i) their respective certificates of incorporation; (ii) their by-laws, and (iii) the authorization by their respective boards of directors of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

10.5	Third Party Consents.

All consents, authorizations, approvals and waivers identified on Schedule 6.3 shall have been made or obtained.

10.6	Employment Agreements.

Roger Chaufournier and Christine St. Andre shall each have entered into the employment agreements with PATY attached hereto as Exhibit H-1 and Exhibit H-2, respectively.

10.7	Other Certificates.

CCS shall have received such additional certificates, instruments and other documents, in form and substance satisfactory to CCS and counsel for CCS, as CCS shall have reasonably requested in connection with compliance with the conditions set forth in this Article X.

10.8	Lock-Up Agreement.

John Pappajohn, Derace Schaffer and Principal Life Insurance Company shall each have entered into lock-up agreements, substantially in the form which is attached hereto as Exhibit I.

10.9	Intercompany Indebtedness.

All remaining indebtedness owed to PATY by ACS shall be evidenced by a promissory note in favor of PATY, the form of which is attached hereto as Exhibit J, with a maturity date of twelve (12) months after the Closing Date.

10.10

PATY Preferred Stock Conversion.

Prior to the Effective Time, all of the outstanding shares of the PATY Preferred Stock shall have been converted into shares of PATY Common Stock in accordance with their respective terms as set forth in the Certificate of Incorporation of PATY as of the date of the conversion.

10.11	Wells Fargo Line of Credit.

The maturity date of PATY’s obligations to Wells Fargo Bank, N.A. pursuant to that certain Second Amended and Restated Credit Agreement, dated as of March 28, 2002, as amended to date (the “Wells Fargo Line of Credit”), shall have been extended to a date no earlier than twelve months after the Closing Date.

10.12	PCAOB Inspection.

The Public Company Accounting Oversight Board’s inspection of McGladrey and Pullen’s audit of PATY’s financial statements for the year ended December 31, 2004 shall not have resulted in any change to such financial statements or for any financial statements for any subsequent periods as first reported by PATY which has had or will have a Material Adverse Effect on PATY.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF PATY AND MERGER SUB

The obligations of each of PATY and Merger Sub to consummate the Merger is subject to the following conditions precedent, any or all of which may be waived by such party at its sole discretion:

11.1	Opinion of Counsel for CCS.

PATY shall have received an opinion of counsel of Cooley Godward LLP, counsel for CCS, dated the Closing Date, in a form reasonably acceptable to PATY and Merger Sub and counsel to PATY and Merger Sub.

11.2	Representations: Warranties; Covenants.

The representations and warranties of CCS contained in Article V hereof shall be true and correct in all material respects at and as of the Closing Date with the same effect as through all such representations and warranties were made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement, and provided, however, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects); and CCS shall have complied with all of its covenants contained in this Agreement in all material respects; and CCS shall have delivered to PATY a certificate to that effect, dated the Closing Date, signed by its Chief Executive Officer.

11.3	No Material Adverse Change.

There shall have been event or occurrence since the date of this Agreement that has or could have a Material Adverse Effect on CCS, provided, however, that any adverse change resulting from or relating to conditions generally affecting the industry in which CCS competes shall be disregarded.

11.4	Secretary’s Certificate.

PATY shall have received a certificate of the Secretary or an Assistant Secretary of CCS in form and substance satisfactory to PATY, with respect to (i) its certificate of incorporation, (ii) its by-laws and (iii) the authorization by the board of directors and the stockholders of CCS of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

11.5	Third Party Consents.

All consents, authorizations, approvals and waivers identified on Schedule 5.3 shall have been made or obtained.

11.6	Other Certificates.

PATY shall have received such additional certificates, instruments and other documents, in form and substance satisfactory to PATY and counsel for PATY, as it shall have reasonably requested in connection with the transactions contemplated hereunder.

11.7	Employment Agreements.

Chris Paterson and Glen Spence shall each have entered into employment agreements with CCS in the forms attached hereto as Exhibit K-1 and Exhibit K-2 respectively.

11.8	Lock-Up Agreement.

SG Cowen, Essex Woodlands Health Ventures Fund V, L.P., Essex Woodlands Health Ventures Fund VI, L.P., Hickory Venture Capital Corporation, Radius Venture Partners I, L.P., Psilos Group Partners II, L.P., and CCS Consolidated Holdings LLC (to the extent each such entity is to receive PATY Common Stock in accordance with Section 2.2 on the Closing Date) and their respective affiliates shall each have entered into a lock-up agreement, substantially in the form which is attached hereto as Exhibit I.

11.9	CCS Stockholders.

There shall be no more than 35 holders of CCS Capital Stock entitled to receive PATY Common Stock in accordance with this Agreement which are not “accredited investors” (as such term is defined in Regulation D of the Securities Act).

11.10	Option Exercise; Cancellation.

Prior to the Effective Time, one hundred percent (100%) of the CCS Options which are outstanding on the date hereof shall have been exercised or cancelled and the SP Warrant and the CCS Guaranty Warrants shall have been exercised or terminated.

11.11	CCS Debt.

The maturity date of the amounts due under the Comerica Agreement shall be extended until no earlier than June 30, 2007.

11.12	Sixth Restated Certificate.

CCS shall have adopted, and filed with the Secretary of State of the State of Delaware, the Sixth Restated Certificate.

11.13	CCS Financial Statements.

The audited financial statements which are delivered by CCS in accordance with Section 7.10 of this Agreement shall not differ, in any material respects, from the CCS 2005 Financial Statements set forth in Schedule 5.7 and the opinion of CCS’s auditors included therein shall be unqualified in all respects.

11.14	Psilos Success Fee Escrow Agreement.

An Escrow Agreement, the form of which is attached hereto as Exhibit L (hereinafter referred to as the “Psilos Success Fee Escrow Agreement”) shall have been executed by the parties identified therein.

11.15	Aetna

There shall not have occurred any adjustment by Aetna of the type referred in Schedule 5.8 which has had or will have a Material Adverse Effect on CCS.

For purposes of this Agreement, neither CCS nor PATY may rely on the failure of any condition set forth in Articles IX, X and XI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement. Notwithstanding the forgoing, if the condition set forth in Section 9.4 is not satisfied and the failure to satisfy such condition was in any way caused by either Chris Paterson or Albert Waxman withholding their consent to a proposed transaction for any reason, the fact that such condition was not satisfied shall under no circumstances be considered a failure by PATY to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE XII

TERMINATION

12.1	Termination.

This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, by the consent of all parties hereto, or by either CCS or PATY if: (i) the other party shall have breached in any material respect any of its representations or warranties contained in this Agreement which is not cured within 10 days after written notice from the other party; (ii) any such representation or warranty shall not be correct or accurate in all material respects at and as of the Closing Date with the same effect as if made at such time (with such exceptions as are permitted by sections 10.2 and 11.2, respectively); (iii) the other party shall have failed to comply in all material respects with any of its covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Closing which is not cured within 10 days after written notice from the other party; (iv) if a permanent injunction is entered, enforced or deemed applicable to this Agreement, or the Certificate of Merger, which prohibits the consummation of the transactions contemplated hereby and thereby and all appeals of such injunction shall have been taken and shall have been unsuccessful; (v) if any governmental entity, the consent of which is a condition to the obligation of such party to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeal of such determination shall have been taken and shall have been unsuccessful; or (vi) the Closing shall not have occurred on or prior to December 15, 2005 (the “Termination Date”). In the event that this Agreement is terminated in accordance with this Section 12.1, each party will be responsible for all expenses incurred by it in connection with the negotiation and preparation of this Agreement.

12.2	Effect of Termination.

In the event of termination of this Agreement pursuant to section 12.1 hereof, all rights of all parties hereto shall cease and terminate, except for such rights as any party may otherwise have for breach of contract, including, without limitation, rights for breach of any representations, warranties or covenants contained herein, and, provided that the provisions of this Section 12.2 and Section shall survive any such termination.

ARTICLE XIII

MISCELLANEOUS

13.1	CCS and PATY Stockholder Representatives.

(a)        (i)         By virtue of the approval of this Agreement by the holders of CCS Capital Stock and by the acceptance by each such holder, each holder of CCS Options or each holder of CCS warrants or other convertible securities of the applicable payments set forth in Section 2.2 of this Agreement, and without further action of any such holders, each holder of CCS Capital Stock, each holder of CCS Options and each holder of CCS warrants or other convertible securities shall be deemed to have irrevocably constituted and appointed Albert Waxman (and by execution of this Agreement such person hereby accepts such appointment) as representative, agent and attorney-in-fact for and on behalf of such person (the “CCS Stockholder Representative”), with full power of substitution, to act in the name, place and stead of each such person with respect to actions to be taken in connection with the escrow agreements described in Sections 9.9 through 9.12 and Section 11.15. The CCS Stockholder Representative shall be authorized to make decisions on behalf of the holders of CCS Capital Stock exclusively with respect to the aforementioned escrow agreements. The power of attorney granted in this Section 13.1 is coupled with an interest and is irrevocable, may be delegated by the CCS Stockholder Representative, and shall survive the death or incapacity of any holder or former holder of CCS Capital Stock, holder or former holder of CCS Options or holder or former holder of CCS warrants or other convertible securities.

(ii)       The identity of the CCS Stockholder Representative and the terms of the agency may be changed, and a successor CCS Stockholder Representative may be appointed, from time to time (including in the event of the death, disability or other incapacity of the CCS Stockholder Representative) by those holders or former holders, of CCS Capital Stock, holders or former holders of CCS Options or holder or former holders of CCS warrants or other convertible securities whose shares represented a majority of the as-converted-to shares of CCS Common Stock outstanding immediately prior to the Effective Time, and any such successor shall succeed the CCS Stockholder Representative as CCS Stockholder Representative hereunder.

(iii)      The CCS Stockholder Representative shall not be liable for any losses incurred without gross negligence or willful misconduct by the CCS Stockholder Representative while acting in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).

(b)        Actions of the Shareholder Representatives. From and after the Effective Time, a decision, act, consent or instruction of the CCS Stockholder Representative shall constitute a decision of all former holders of CCS Capital Stock, former holders of CCS Options and former holders of CCS warrants or other convertible securities and shall be final, binding and conclusive upon each such former holder, and the Escrow Agent and PATY may rely upon any decision, act, consent or instruction of the CCS Stockholder Representative as being the decision, act, consent or instruction of each former holder of CCS Capital Stock, former holder of CCS Options and former holder of CCS warrants or other convertible securities. PATY and Surviving Corporation are hereby relieved from any liability to any person for any acts done by the CCS Stockholder Representative and any acts done by PATY or the Surviving Corporation in accordance with any such decision, act, consent or instruction of the CCS Stockholder Representative.

13.2	Notices.

All notices, requests or instruction hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by telecopy (or like transmission), as follows:

(1)	if to CCS.:

12301 NW 39th Street
Coral Springs, FL 33065

Attention: Chief Executive Officer

Fax: (954) 796-3815

with a copy to:

Aaron J. Velli, Esq.
Cooley Godward LLP
One Freedom Square, Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656

Fax: (703) 456-8100

(2) if to PATY or Merger Sub:

46 Prince Street
Rochester, NY 14607

Attention: Chief Executive Officer

Fax: 585-244-1367

with a copy to:

Jeffrey Baumel, Esq.
McCarter & English LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Fax: (973) 624-7070

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt, provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

13.3	Entire Agreement.

This Agreement and the documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements with respect to the subject matter hereof. No modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

13.4	Further Action.

Each of the parties hereto shall use such party’s best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

13.5	Expenses.

Upon the consummation of the transactions contemplated by this Agreement, including but not limited to the Merger, subject to the terms of the Stockholders Agreement and the Sonenshine Partners Fee Escrow Agreement PATY shall pay for all reasonable investment banking and advisory expenses incurred in connection with this transaction by either party (hereinafter referred to as the “Expenses”).

13.6	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable in the case of agreements made and to be performed entirely within such State.

13.7	Captions.

The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

13.8	Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

13.9	Specific Performance.

PATY, Merger Sub and CCS recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any nonbreaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms and provisions of this Agreement and the Certificate of Merger by a decree of specific performance in any action instituted in any court of the United States or any state hereof having jurisdiction without the necessity of proving the inadequacy as a remedy of money damages.

13.10	Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such attempted assignment without consent shall be void.

13.11	No Third Party Beneficiary.

This Agreement is not intended, and shall not be construed, to confer upon any person other than the parties hereto any rights or remedies hereunder.

13.12	Partial Invalidity.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or any such terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13.13	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has duly executed by the parties hereto as of the date first above written.

PATIENT INFOSYSTEMS, INC.

By: /s/ Roger L. Chaufournier
Name: Roger L. Chaufournier
Title:	Chief Executive Officer

PATY ACQUISITION CORP.

By: /s/ Roger L. Chaufournier
Name: Roger L. Chaufournier
Title:	President

CCS CONSOLIDATED, INC.

By: /s/ Chris E. Paterson
Name: Chris E. Paterson
Title:	Chief Executive Officer

with respect to Section 13.1

/s/ Albert Waxman

Albert Waxman

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